UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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CLARCOR Inc.

(Name of Registrant as Specified In Its Charter)

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Notice of
Annual Meeting of Shareholders

The Annual Meeting of Shareholders of CLARCOR Inc. (the “Company”) will be held at the Hilton Naples Florida Hotel at 5111 Tamiami Trail North, Naples, FL 34103, on Tuesday, March 26, 2013 at 9:00 A.M., Eastern Time, for the following purposes:

1.	To elect as Directors the three nominees named in the attached Proxy Statement for a term of three years each;
2.	To have an advisory vote on the Company's executive compensation programs and practices;
3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending November 30, 2013; and
4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only holders of CLARCOR Common Stock of record at the close of business on Friday, February 8, 2013 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

Whether or not you plan to attend the meeting, you are requested to vote on these proposals. In the event that you do not attend and vote at the Annual Meeting, you can vote in one of three ways: (i) sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose; (ii) vote by internet pursuant to the instructions on the enclosed proxy card; or (iii) vote by telephone pursuant to the instructions on the enclosed proxy card. Your vote is important and very much appreciated.

/s/ Richard M. Wolfson

Richard M. Wolfson
Secretary

PLEASE SIGN AND DATE THE ACCOMPANYING PROXY
AND MAIL IT PROMPTLY.

Franklin, Tennessee
February 19, 2013

i

ii

CLARCOR Inc.
840 Crescent Centre Drive, Suite 600
Franklin, Tennessee 37067

PROXY STATEMENT

Annual Meeting of Shareholders

This Proxy Statement and the accompanying proxy are being mailed to shareholders of CLARCOR Inc. (the “Company”) on February 19, 2013. They are being furnished in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Annual Meeting of Shareholders to be held at the Hilton Naples Florida Hotel at 5111 Tamiami Trail North, Naples, FL 34103, on Tuesday, March 26, 2013 at 9:00 A.M., Eastern Time, for the purposes set forth in the Notice of Annual Meeting of Shareholders. Directions to the Annual Meeting and information on how to vote in person can be obtained on-line at www.clarcorproxy.com or by contacting the Company’s Secretary, Richard M. Wolfson, at 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, telephone: (615) 771-3100.

A shareholder may vote by executing the proxy card or vote via the internet or by telephone pursuant to the instructions on the proxy card. A shareholder who gives a proxy may revoke it at any time before it is voted by giving written notice of the termination thereof to the Secretary of the Company, by filing with him another proxy or by attending the Annual Meeting and voting his or her shares in person.

All valid proxies delivered pursuant to this solicitation, if received in time and not revoked, will be voted. If no specifications are given by the shareholder executing the proxy card, valid proxies will be voted (a) to elect three individuals nominated for election to the Board of Directors listed on the proxy card enclosed herein, (b) in favor of the approval, on an advisory and non-binding basis, of the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this Proxy Statement, (c) to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ending November 30, 2013, and (d) in the discretion of the appointed proxies, upon such other matters as may properly come before the meeting.

As of January 15, 2013, the Company had outstanding 49,618,225 shares of Common Stock, constituting the only class of voting securities of the Company outstanding, and each outstanding share is entitled to one vote on all matters to be voted upon. Only holders of CLARCOR Common Stock of record at the close of business on February 8, 2013 are entitled to notice of and to vote at the meeting. A majority of the shares of Common Stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for purposes of the Annual Meeting. Proxies received but marked as abstentions and broker non-votes (as defined below under “Voting Matters”) will be included in the calculation of the number of shares considered to be present at the meeting.

Voting Matters

If a quorum is present at the Annual Meeting, the outcome of the Proposals to be voted on will be determined as follows:

•	With respect to Proposal 1 (Election of Directors), the three directors receiving the greater number of votes will be elected.
•	With respect to Proposal 2 (Advisory Vote on the Company’s Executive Compensation Programs and Practices) and Proposal 3 (Ratification of the Appointment of PricewaterhouseCoopers LLP), these will be approved if they receive the affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy at the meeting and entitled to vote at the meeting.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares held in “street name”. In such case, these proxy materials are being forward to you by your bank, brokerage firm or other nominee (the “record holder”), along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. In addition, as the beneficial holder of shares, you are entitled to attend the Annual Meeting. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a legal proxy, executed in your favor, from the record holder of your shares.

Pursuant to New York Stock Exchange (“NYSE”) Rule 452, if your shares are held in street name and you do not give voting instructions to the record holder, the record holder will not be permitted to vote your shares with respect to Proposals 1 and 2, and your shares will be considered “broker non-votes” with respect to these proposals. However, the record holder will be entitled to vote your shares with respect to Proposal 3 even if you do not give voting instructions.

Broker non-votes will be treated as shares present for quorum purposes, but not entitled to vote. Therefore, broker non-votes will not affect the outcome of Proposals 1 or 2.

Abstentions will have no effect on Proposal 1. With respect to Proposals 2 and 3, abstentions will be treated as shares present for quorum purposes and entitled to vote, so they will therefore be equivalent to a vote against such proposals.

We know of no business to be conducted at the Annual Meeting other than Proposals 1, 2, and 3. The Company’s bylaws require shareholders to give advance notice of any proposal intended to be presented at the meeting. The deadline for this notice has passed and we did not receive any such notice made in compliance with the Company's bylaws. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, the proxy holders named in the proxy cards will vote your shares in accordance with their best judgment.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on March 26, 2013:

The following Proxy materials are available for you to review online at: www.clarcorproxy.com:

•	This Proxy Statement;
•	Form of Proxy card;
•	The Company’s Annual Report for the fiscal year ended December 1, 2012 (which is not deemed to be part of the official proxy soliciting materials); and
•	Any amendments to the foregoing materials that are required to be furnished to stockholders.

In accordance with Securities and Exchange Commission (“SEC”) rules, the foregoing website does not use “cookies”, track user moves or gather any personal information.

In addition, you may request a copy of any of the above materials by calling 1-800-252-7267, pressing “0” and asking to be connected to the Company’s Secretary, Richard Wolfson, or by sending an e-mail setting forth a valid mailing address to: investor@clarcor.com.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees for Election to the Board of Directors

The Company’s Certificate of Incorporation provides for a Board of Directors consisting of nine directors divided into three classes, each class consisting of three directors. One class of directors is elected at each Annual Meeting of Shareholders. The Board is currently comprised of nine directors, three of whom are up for re-election this year. Additionally, director Marc Adam will retire on the date of the Annual Meeting in accordance with the Company’s retirement policies set forth in its Corporate Governance Guidelines, which provide that directors should resign from office effective upon the date of the Company's annual meeting that soonest follows their having attained 74 years of age. Following the Annual Meeting, the Board will therefore have eight directors.

The three nominees for election at the Annual Meeting are Messrs. Robert Burgstahler, Christopher Conway and Paul Donovan. All of the nominees are current directors whose terms in office expire this year. Messrs. Burgstahler and Donovan were previously elected by the shareholders of the Company, and Mr. Conway was appointed to the Board on March 27, 2012 in connection with his previous appointment as the Company’s Chief Executive Officer under the Company’s previously announced management succession plan.

All of the nominees have been recommended by the Director Affairs/Corporate Governance Committee and by the entire Board of Directors for re-election to our Board of Directors, and all of the nominees have consented to serve if elected. In the event any of these nominees is unable to serve as a director, the shares represented by the proxy will not be voted with respect to such individual. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

If elected, Messrs. Burgstahler, Conway and Donovan will hold office for a three-year period ending in 2016 or until their respective successors are duly elected and qualified.

Information Concerning Nominees and Directors

The following are the current directors of the Company (including the nominees), their ages, the year in which each first became a director, their principal occupations or employment during at least the past five years, other directorships held within the last five years, and information regarding their respective qualifications to serve as directors of the Company:

Name	Age	Director Since	Year Term as Director Expires
J. Marc Adam	74	March 23, 1991	2015**

Mr. Adam is a former senior executive with 3M Company, St. Paul, Minnesota. He served as Vice President of Marketing from 1995 to 1999 and as Group Vice President from 1986 to 1995. Mr. Adam was a director of Schneider National Inc., a privately held trucking and logistics company until 2010.

Mr. Adam’s experience as the former head of marketing and a senior executive of 3M, including establishing and running an operating unit in Belgium, has allowed Mr. Adam to provide innovative leadership and perspective to the Company and the Board for more than two decades. Mr. Adam's 22-year tenure as a director, spanning the terms of three different chief executive officers of the Company, has provided stability and continuity during periods of change and growth. In addition, Mr. Adam’s significant international business experience, including establishing and running an operating unit for 3M in Belgium, has been valuable to the Company in its efforts to grow outside of the United States.

Name	Age	Director Since	Year Term as Director Expires
James W. Bradford, Jr.	65	January 20, 2006	2015

Mr. Bradford is the Dean of the Owen Graduate School of Management, Vanderbilt University, Nashville, Tennessee. He has held that position since 2004. From November 2002 until 2004 he was the Associate Dean of Corporate Relations of Owen. From 1999 to 2001 he was the President and Chief Executive Officer of United Glass Corporation, a large national fabricator of flat glass. Prior to becoming CEO, Mr. Bradford was the company’s General Counsel of United Glass. From 1992 until 1999 Mr. Bradford served as President and CEO of AFG Industries, Inc., a leading manufacturer, fabricator and distributor of flat and automotive glass in the Americas. Mr. Bradford is a director of three other publicly traded US corporations: Cracker Barrel, Inc., Genesco Inc. and Granite Construction Incorporated, and sits on other advisory and academic boards and councils. Mr. Bradford is the non-executive Chairman of Cracker Barrel, Inc. and the lead director of Genesco Inc.

As the leader of one of the United States' preeminent business schools and a former business professor, Mr. Bradford regularly interacts with leading business executives, academicians and practitioners around the globe, which has provided significant benefits to the Company, including in the area of executive recruitment and corporate governance. His service on other public company boards and his experience as the non-executive Chairman of Cracker Barrel, Inc. and lead director of Genesco, Inc. have also made him a leader on the Company’s board in the area of corporate governance. Additionally, Mr. Bradford’s executive experience in leading a large and acquisitive industrial company provided him with practical and actual experience that is highly relevant to the Company's business and has made Mr. Bradford a resource for the Company’s management team.

*Robert J. Burgstahler	68	December 18, 2000	2013

Mr. Burgstahler is a former senior executive of 3M Company, St. Paul, Minnesota. He served as 3M's Senior Vice President, Business Development and Corporate Services from 2002 until 2003, and Vice President, Finance and Administrative Services from 2000 to 2002. Mr. Burgstahler was President and General Manager of 3M Canada from 1998 to 2000 and Staff Vice President Taxes of 3M from 1995 to 1998.

Mr. Burgstahler brings an exceptionally strong finance and management background to the Board. His experience in all aspects of financial reporting and financial management for a large multinational corporation has made him a valuable resource for the Company and its management, and his expertise in these areas makes him an effective Chairman of the Company’s Audit Committee, in which capacity he has served since 2005. In addition, Mr. Burgstahler’s executive experience in leading 3M Canada, a large international business unit of 3M, has been valuable to the Company in its efforts to grow outside of the United States.

In recognition of his outstanding leadership of the Audit Committee and his strength as a director, the Board unanimously appointed Mr. Burgstahler the Company’s first Lead Director, effective November 30, 2012, as described further below in this Proxy Statement, under the heading “Board Leadership”.

Name	Age	Director Since	Year Term as Director Expires
*Christopher L. Conway	57	March 27, 2012	2013

Mr. Conway was appointed Chief Executive Officer of the Company on December 13, 2011, a director on March 27, 2012, and Chairman of the Board effective November 30, 2012. Mr. Conway served as President and Chief Operating Officer of the Company from July 2010 until December 2011, as the President of the Company’s PecoFacet division from 2007 until 2010, and as the Vice President of Manufacturing of Baldwin Filters, Inc., the Company’s largest subsidiary, from 2006 until 2007. Mr. Conway does not currently serve on the boards of any other companies.

Mr. Conway has approximately 26 years of experience in the filtration industry, in a variety of operational, strategic and research and development capacities. Mr. Conway has a wealth of operational and management experience in filtration related businesses, for both the Company as well as one of the Company's most significant competitors. Mr. Conway’s experience and knowledge with respect to filtration applications, end-markets and technologies, as well as his first-hand knowledge of several of the Company’s largest and most strategically important business units, is what led the Board to select him to succeed Norm Johnson as the Company’s Chief Executive Officer. This experience and knowledge, combined with Mr. Conway's tenure with the Company, facilitates his service to serve as Chairman and better enable the Board to set the strategic path for the Company and its operating units.

*Paul Donovan	65	March 24, 2003	2013

Mr. Donovan served as Senior/Executive Vice President and Chief Financial Officer of Wisconsin Energy Corporation, a holding company with subsidiaries primarily in utility businesses, from August 1999 until June 2003, and retired as a special advisor to the Chairman of that company in February 2004. Mr. Donovan was the Executive Vice President and Chief Financial Officer of Sundstrand Corporation from December 1988 to June 1999. Mr. Donovan is a director of one other publicly traded U.S. corporation: Woodward, Inc.

Mr. Donovan brings an exceptionally strong finance and management background to the Board. His expertise in all aspects of financial reporting and financial management for large industrial corporations has made him a valuable resource for the Company and its management, and qualifies him as a financial expert for the Audit Committee. His experience on other public company boards has provided significant benefits to the Company and the Board, including in the areas of corporate governance and executive compensation.

Mark A. Emkes	59	June 25, 2010	2014

For more than five years and until his retirement effective on February 28, 2010, Mr. Emkes was the Chairman and Chief Executive Officer of Bridgestone Americas, Inc. and Bridgestone Americas Holdings, Inc., the world's largest tire and rubber company. He was also President of Bridgestone Americas, Inc. from January 2009 until his retirement. Mr. Emkes served as a director of Bridgestone Corporation from April 1, 2004 through February 28, 2010. Mr. Emkes currently serves as a director of two other publicly traded US corporations: Greif, Inc. and First Horizon National Corporation. In December 2010, Mr. Emkes was appointed to serve as the State of Tennessee’s Commissioner of Finance and Administration, a state-level cabinet position, by the Governor of the State of Tennessee, William Haslam. Mr. Emkes currently serves in such position.

Mr. Emkes' experience as a former chief executive officer of a major multinational industrial firm and the significant time that Mr. Emkes spent living and operating businesses outside of the United States, including the United Arab Emirates, Spain, Mexico and Brazil, make him a valuable director for the Company as it continues its international growth efforts. In addition, Mr. Emkes has significant marketing and distribution experience in aftermarket sales channels that are important to many of the Company's key operating businesses. Finally, his experience on other public company boards provides significant benefits to the Company and the Board.

Name	Age	Director Since	Year Term as Director Expires
Robert H. Jenkins	69	March 23, 1999	2014

Mr. Jenkins is the retired Chairman, Hamilton Sundstrand Corporation, Rockford, Illinois, an aerospace and industrial company that resulted from a merger with United Technologies Corporation in 1999. He served as Chairman, President and Chief Executive Officer of predecessor Sundstrand Corporation from 1997 to 1999 and as President and Chief Executive Officer of Sundstrand from 1995 to 1997. Mr. Jenkins is a director of two other publicly traded U.S. corporations: Acco Brands Corporation and AK Steel Holding Corporation, and serves as the independent lead director of each. Mr. Jenkins formerly served as a director of Solutia, Inc. from 1997 to 2008.

Mr. Jenkins’ experience as the chief executive officer of a publicly held major industrial firm and his business and operational experience at a number of companies in other industries brings a wealth of relevant experience to the Board and has made Mr. Jenkins a resource for the Company and its management team. In addition, Mr. Jenkins’ extensive corporate governance experience as lead director for Acco Brands Corporation and AK Steel Holdings Corporation has been and continues to be valuable to the Company and the Board.

Philip R. Lochner, Jr.	69	June 17, 1999	2014

Mr. Lochner was the Senior Vice President and Chief Administrative Officer, Time Warner, Inc., New York, NY from 1991 to 1998, and a Commissioner of the United States Securities and Exchange Commission from 1990 to 1991. Mr. Lochner is currently a director of three other publicly traded U.S. corporations: Crane Co.; CMS Energy Corporation (where he serves as the Presiding Director); and Gentiva Health Services, Inc. In the past ten years, he has also served as the director of Adelphia Communications (post-Chapter 11 filing); Apria Healthcare; Gtech Holdings Corporation; Monster Worldwide, Inc. and Solutia Inc., and as a director of the National Association of Securities Dealers and the American Stock Exchange.

At various times during his tenure with Time Warner, Mr. Lochner's duties included oversight of certain shareholder relations, legal, internal audit, executive compensation, real estate, human resources and other functions. As a former SEC Commissioner and a current and former director of public companies, Mr. Lochner has significant experience in the area of corporate governance as well as securities and disclosure matters, and is an extremely valuable resource to the Board and to management in these areas. Additionally, the management and administrative expertise in the functional areas described above that Mr. Lochner gained as a senior executive of Time Warner make him a valuable member of the Board and a resource to the Company and to management.

James L. Packard	70	June 22, 1998	2015

Mr. Packard is the former Chairman, President and CEO of Regal-Beloit Corporation, a worldwide manufacturer of mechanical power transmission equipment, electric motors and controls, and electric power generators headquartered in Beloit, WI. He served as Executive Chairman of Regal Beloit from April 2005 to December 2006, Chairman from 1986 to April 2005, President from 1980 to 2002 and Chief Executive Officer from 1984 to 2005. Mr. Packard is currently a director of two other publicly traded U.S. corporations: The Manitowoc Company, Inc. and Douglas Dynamics, Inc., and is also a director of First National Bank and Trust, located in Beloit, WI, and ABC Supply, located in Beloit, WI. Mr. Packard previously served on the Boards of two other companies that were publicly listed during the time of Mr. Packard's service on their boards: Elco Corporation, and Gehl Company.

Mr. Packard served on the Board of Governors of the American Stock Exchange (AMEX) and was a member of the Executive Committee, the Board Oversight Committee on Specialist Unit Structure, and the Listed Company Advisory Committee. He was on the Board of Governors at the time AMEX merged with NASD, and after the merger he served as a member of the Listing and Hearing Review Council of the NASD.

Mr. Packard’s experience as a former chief executive officer of a publicly held major industrial firm and his experience on the boards of companies in other industries are highly relevant to his duties on the Board and have made Mr. Packard a resource for the Company and its management team. In addition, Mr. Packard’s extensive experience in the area of corporate governance make him an effective Chairman of the Company’s Director Affairs/Corporate Governance Committee, in which capacity he has served since 2005.

*	Nominees for election to terms expiring in 2016
**	As noted, Mr. Adam will retire on the date of the Annual Meeting in accordance with the Company’s Corporate Governance Guidelines. These Guidelines provide that directors should resign from office effective upon the date of the Company's annual meeting that soonest follows their having attained 74 years of age.

Vote Required

A shareholder may mark the accompanying form of proxy to (i) vote in favor of all nominees, (ii) withhold votes from all nominees, or (iii) vote in favor of one or more nominees while withholding votes from one or more specified nominees. If a quorum is present at the Annual Meeting, the three directors receiving the greatest number of votes will be elected. As there are precisely three nominees, any director receiving any votes will be elected.

Pursuant to NYSE Rule 452, the uncontested election of directors may not be voted upon by banks, brokerage firms or other nominees holding shares in street name without instruction from beneficial owners. Consequently, proxies submitted by banks, brokerage firms or other nominees holding shares in street name may not, in the absence of specific instructions from beneficial owners, vote the shares in favor of a nominee or withhold votes from a nominee at the discretion of the bank, brokerage firm or other nominee.

If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR the election of Messrs. Burgstahler, Conway and Donovan as directors of the Company in accordance with the Board of Directors’ recommendation below. As noted earlier in this Proxy Statement, broker non-votes and abstentions will not affect the outcome of our director elections.

The Board of Directors recommends a vote FOR the election of Messrs. Burgstahler, Conway and Donovan as directors of the Company.

CORPORATE GOVERNANCE

Independence

NYSE corporate governance rules require that the Board of Directors of a listed company consist of a majority of independent directors. The Company’s Board of Directors currently has, and previously has had, a majority of independent directors. Eight of the nine current members of the Board of Directors are independent; only Mr. Conway is not.

Pursuant to the NYSE corporate governance rules, the Board of Directors has adopted categorical independence standards to provide assistance in the determination of director independence. The categorical standards are set forth below and provide that a director will not qualify as an independent director if:

(i)	The director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company;
(ii)	The director has received, or has an immediate family member who has received, during any twelve month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service)(1);
(iii)	The director is a current partner or employee of the Company’s external audit firm, or was within the past three years a partner or employee of such firm and personally worked on the Company’s audit within that time;
(iv)	The director has an immediate family member who (a) is a current partner of a firm that is the Company’s external auditor, (b) is a current employee of such firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or (c) was within the past three years a partner or employee of such firm and personally worked on the Company’s audit within that time;
(v)	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;
(vi)	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues; or
(vii)	The director or an immediate family member is a current officer, director or trustee of a charitable organization where the Company’s annual discretionary charitable contributions to the charitable organization are more than the greater of (i) two percent (2%) of that organization’s total annual charitable receipts, or (ii) $1,000,000.

For purposes of the categorical standards, immediate family member generally includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

(1)	The commentary to the NYSE rules clarify, however, that this categorical standard described in clause (ii) does not apply with respect to a director’s immediate family member who is employed by the Company in a capacity other than an executive officer.

The Board of Directors has affirmatively determined, assisted by the categorical independence standards set forth above, that none of the outside Directors has a material relationship with the Company (either directly or as a partner, shareholder, officer, employee or trustee of an organization that has a relationship with the Company). In making its determination with respect to all of the outside directors other than Mr. Donovan (who is separately discussed below), the Board of Directors considered (i) affirmative representations made by each director attesting to the lack of any commercial, banking, consulting, legal, accounting, charitable or familial relationships between such director (or persons or organizations with which a director has an affiliation) and the Company; and (ii) affirmative representations by the Company's management that no such relationships exist to the knowledge of management.

Applying the foregoing, the Board of Directors has determined that each of Messrs. Adam, Bradford, Burgstahler, Emkes, Jenkins, Lochner and Packard is independent under the NYSE corporate governance rules.

The Board of Directors has also determined that Mr. Donovan is independent under the NYSE corporate governance rules. In January of 2012, the Company hired Mr. Donovan's son-in-law, David Janicek, to serve as the Company's Vice President — Corporate Controller. The Corporate Controller position reports to the Company's Chief Financial Officer, David Fallon, and is not an executive officer of the Company, including as such term is defined under the rules of the NYSE and the SEC.

As described in greater detail in last year’s Proxy Statement filed with the SEC on February 17, 2012, a special committee of the Board of Directors, consisting of the chairmen of each of the Board's standing committees, evaluated and approved the hiring of Mr. Janicek before an offer was extended to him, and determined that such hiring would not impact Mr. Donovan's independence. The special committee reached this conclusion from both an objective standpoint (i.e., under the independence tests and definitions specified by applicable law and regulation and under the categorical independence tests under the rules of the NYSE described above) and a subjective standpoint, and from the standpoint of both Mr. Donovan and Mr. Janicek. The special committee then recommended that the Board of Directors find that Mr. Donovan is independent. The Board of Directors (with Mr. Donovan recused) accepted this recommendation, and in January of 2012 affirmatively resolved that Mr. Donovan was independent.

In determining Mr. Donovan’s independence this year, the Board (with Mr. Donovan recused) considered certifications from Mr. Donovan and input from the Company’s General Counsel attesting to the absence of any changes in facts or circumstances arising since January of 2012 that might change the special committee’s and the Board’s prior analyses. The Board further received feedback from the Company’s CEO, CFO and General Counsel that since January of 2012 Mr. Janicek’s performance has been outstanding in all respects, his relationship with Mr. Donovan has had no impact whatsoever on any aspect of his employment, and no conflict of interest has arisen or is foreseen to arise.

In light of this analysis, on January 26, 2013 the Board once again unanimously and affirmatively resolved that Mr. Donovan is independent.

Meetings and Fees

The Board of Directors held five meetings during fiscal 2012. All of the Company’s directors attended all of the meetings of each of (i) the Board of Directors and (ii) Committees of the Board of which they were members throughout fiscal 2012, except that in June of 2012 Mr. Adam was unable to attend one Board meeting, one meeting of the Audit Committee and one meeting of the Directors Affairs/Corporate Governance Committee because he was out of the country.

In fiscal 2012, directors who were not employees of the Company received (a) an annual retainer of $40,000 payable in cash or shares of the Company’s Common Stock, at the director’s option; (b) a fee of $1,500 payable for each Board and Committee meeting attended in person; (c) a fee of $1,000 for each Board and Committee meeting attended by telephone; and (d) annual fees payable to Chairmen of the Committees of the Board as follows: (i) Audit Committee Chairman, $10,000; (ii) Directors Affairs/Corporate Governance Committee Chairman, $6,500; and (iii) Compensation Committee Chairman, $6,500. Board members also received reimbursement for travel expenses and the stock options referred to below. All of the annual amounts referenced above are payable on the date of the Company’s annual meeting.

As discussed under the heading “Board Leadership” below, on September 25, 2012, the Board approved the creation of the position of Lead Director effective on the date of Mr. Johnson’s retirement, which was November 30, 2012. On December 17, 2012 (after the start of fiscal 2013), the Directors Affairs/Corporate Governance Committee recommended to the Board and the Board approved paying the Company’s Lead Director an annual fee of $25,000 and prorating such fee with respect to the period from November 30, 2012 to the 2013 Annual Meeting.

Each September the Directors Affairs/Corporate Governance Committee reviews the compensation payable to the Company's directors by considering data comparing the Company’s director compensation levels with median levels of director compensation derived from a survey by the National Association of Corporate Directors and utilizing the same peer group that the Company reviews when establishing the compensation of its named executive officers (discussed in the “Compensation Discussion and Analysis” below).

In fiscal 2012, this review showed that the Company's director compensation levels are generally consistent with the median director compensation levels among the Company's peer group. Consequently, the Committee determined that no changes in the total amount of director compensation were warranted for 2013, except in respect of the newly-created position of Lead Director, as discussed above. However, the Committee did recommend to the Board, and the Board approved, switching from stock options to full value shares as the form of equity compensation payable to directors in fiscal 2013, as discussed in greater detail below.

Pursuant to the Company’s Deferred Compensation Plan for Directors, a non-employee director may elect to defer receipt of the cash fees to which he is entitled and to be paid the amounts so deferred, plus interest thereon at the prime rate announced quarterly by JP Morgan Chase Bank, or its successor, either when the participant ceases being a director of the Company or at the time the participant reaches a specified age. None of the Company’s directors deferred any portion of the cash fees payable to him during fiscal 2012.

Under the Company’s shareholder-approved 2009 Incentive Plan (the “2009 Incentive Plan”), on the date a person first becomes a non-employee director, and annually thereafter on the date of each annual meeting of shareholders, such person has the option to receive a grant of shares of the Company’s Common Stock with an aggregate fair market value equal to and in lieu of the amount of the annual retainer for non-employee directors. In fiscal year 2012, five of the eight non-employee directors elected to take the annual retainer in stock, while three opted to receive their retainer in cash.

The 2009 Incentive Plan provides that the Directors Affairs/Corporate Governance Committee each year will determine the number and form of equity incentive grants payable to directors. For at least the past nine years, the Company has granted each non-employee director, on the date of each annual meeting of shareholders, options to purchase 7,500 shares of Common Stock at an option exercise price equal to the fair market value of a share of Common Stock on the date of grant and exercisable on the date of grant. In fiscal 2012, the Directors Affairs/Corporate Governance Committee determined to continue its historical practice and, consequently, on March 27, 2012 each non-employee director received options to purchase 7,500 shares of Common Stock at an option exercise price equal to the fair market value of a share of Common Stock on such date and exercisable on the date of grant. All of these stock options were granted pursuant to the 2009 Incentive Plan.

The options granted to directors as described above vest immediately on the date of grant and have a ten year term. Shares acquired upon exercise of an option may not be sold or transferred during the six month period following the date of grant of such option. The following table sets forth the compensation paid to the Company’s non-employee directors during fiscal year 2012:

DIRECTOR COMPENSATION FOR FISCAL YEAR 2012

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Change in Pension Value & Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
J. MARC ADAM	62,023	—	93,300	—	—	155,323
JAMES W. BRADFORD	62,523	—	110,550	—	—	173,073
ROBERT J. BURGSTAHLER	78,023	—	110,550	—	—	188,573
PAUL DONOVAN	68,000	—	110,550	—	—	178,550
MARK EMKES	62,523	—	110,550	—	—	173,073
ROBERT H. JENKINS	69,023	—	110,550	—	—	179,573
PHILIP R. LOCHNER, JR	66,500	—	110,550	—	—	177,050
JAMES L. PACKARD	73,000	—	110,550	—	—	183,550

(1)	Represents (i) the amount of cash compensation earned by each director in fiscal 2012 for Board and Committee service, plus (ii) the value of all stock awards made at the election of any director who opted to receive stock in lieu of cash compensation for his annual retainer. The value of such stock awards was the aggregate grant date fair value of such stock, computed in accordance with FASB ASC Topic 718, using the closing market price of Company stock on the grant date. The grant date fair value of the restricted stock grants made to each non-employee director electing to receive stock in lieu of his annual retainer during fiscal 2012 was $40,023.
(2)	There were no unvested stock awards held by any non-employee director as of the end of fiscal 2012. The number of shares of stock held by each non-employee director of the Company as of the end of fiscal 2012 is set forth in the column entitled “Shares Owned Outright” in the table entitled “Security Ownership — Management” under the heading “BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK”.
(3)	The amounts shown in this column represent the aggregate grant date fair value of the stock options granted, computed in accordance with FASB ASC Topic 718 using a Black-Scholes valuation methodology. See Note M. to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended December 1, 2012 filed with the SEC on January 25, 2013, for the assumptions made in determining grant date fair values.

The grant date fair value of the stock options granted in fiscal 2012 to each director (determined using a Black-Scholes methodology employing the assumptions set forth in the table immediately above) was $14.74 per option for each director other than Mr. Adam, $12.44 for Mr. Adam, and $867,150 for all directors in the aggregate. The difference in the Black-Scholes fair value calculation for Mr. Adam is due to his anticipated retirement following the Annual Meeting to be held in 2013, which has the effect of reducing the number of years he has to exercise outstanding options. The number of vested stock options held by each non-employee director of the Company as of the end of fiscal 2012 are set forth in the column entitled “Vested Stock Options” in the table entitled “Security Ownership — Management” under the heading “BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK”. No non-employee director had any unvested stock options at the end of fiscal 2012.

For fiscal 2013, the Directors Affairs/Corporate Governance Committee recommended that the Company shift from its historical practice and issue equity awards to the Company’s non-employee directors in the form of shares of common stock instead of stock options. The Committee made this recommendation after receiving input from all non-employee directors and determining that this shift was in the best interest of the Company based on the number of options and shares held by each member of the current Board. The Board approved the Committee’s recommendation on January 26, 2013.

With respect to the number of shares that each non-employee director will receive, the Committee determined that this should be done on a valuation basis, and set the share value at $110,000 for fiscal 2013. This amount was slightly below the average Black-Scholes value of the 7,500 stock options granted to all directors other than Mr. Adam in fiscal 2012 and the same amount considered by the Committee when it analyzed director compensation in September of 2012. Consequently, although directors will receive shares in fiscal 2013 instead of stock options, there is no change in the overall grant date value that they will receive.

In light of the foregoing, on March 26, 2013 (the date of the Annual Meeting), each director will receive shares of common stock with a fair market value of $110,000 (rounded up to avoid fractional share issuances). Such award will be made pursuant to the 2009 Incentive Plan.

Stock Ownership Guidelines

The Company has established stock ownership guidelines for non-employee directors. Under these guidelines, all non-employee directors, after a five-year period from their initial election to the Board, are required to own Company common stock with a value of five times the annual retainer (which is currently $40,000). The Directors Affairs/Corporate Governance Committee oversees these guidelines and reviews each director’s standing in respect of the same once per year. In January of 2013, this Committee determined that all of the Company’s directors complied with these guidelines based on their respective years as a director of the Company.

Committees of the Board of Directors

During fiscal 2012, the standing committees of the Board of Directors were the Directors Affairs/Corporate Governance Committee, the Audit Committee and the Compensation Committee. Each of these Committees is discussed below.

Directors Affairs/Corporate Governance Committee.  The Directors Affairs/Corporate Governance Committee currently consists of six directors: James L. Packard, Chairman, J. Marc Adam, James W. Bradford, Jr., Mark A. Emkes, Robert H. Jenkins, and Philip R. Lochner, Jr. Each of these directors is independent as such term is defined in the NYSE corporate governance rules.

The Board has adopted a Charter for the Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com. The Charter provides, among other things, that the Committee will make recommendations to the full Board regarding changes to the size and composition of the Board or any committee thereof; identify individuals that the Committee believes are qualified to become Board members and recommend that the Board select such nominee or nominees to stand for election; and identify individuals for appointment to the Board to fill vacancies on the Board.

Messrs. Burgstahler, Conway and Donovan are the current nominees recommended by the Committee for election to the Board at this Annual Meeting. All of these individuals are standing for election or re-election, as applicable, by the shareholders.

The Directors Affairs/Corporate Governance Committee met four times during fiscal 2012.

Audit Committee.  The Audit Committee was established by the Board in accordance with applicable provisions of the Exchange Act, and applicable NYSE requirements. The Audit Committee currently consists of five directors: Messrs. Robert J. Burgstahler, Chairman, J. Marc Adam, Paul Donovan, Philip R. Lochner, Jr., and James L. Packard. Each of these individuals is independent and financially literate, as such terms are defined in the NYSE corporate governance rules, and is independent as defined in under SEC rules and regulations applicable to audit committees. Further, Mr. Burgstahler and Mr. Donovan have previously served as the chief financial officers of publicly-held corporations. Based on these and other factors, the Board has determined that Mr. Burgstahler and Mr. Donovan is each an “audit committee financial expert” as such term is defined in applicable rules of the SEC.

The Board has adopted a Charter for the Audit Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com.

The purposes of the Committee include assisting Board oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal, regulatory and filing requirements, the Company’s selection of an independent auditor, the Company’s determination of the independent auditor’s qualifications and independence and the performance of the Company’s internal audit function and independent auditors. The Committee discusses with management and the Company’s independent auditors the Company’s annual audited financial statements, quarterly financial statements, earnings press releases, and management’s assessment of internal control over financial reporting.

The Audit Committee met nine times during fiscal 2012.

Compensation Committee.  The Compensation Committee currently consists of five directors: Messrs. Robert H. Jenkins, Chairman, James W. Bradford, Jr., Robert J. Burgstahler, Paul Donovan, and Mark A. Emkes. Each of these individuals is independent as such term is defined in the NYSE corporate governance rules.

The Board has adopted a written Charter for the Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com.

The purposes of the Committee include discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and reviewing and making recommendations to the Board with respect to compensation plans, policies and programs. The Committee annually reviews and approves corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer and determines and approves the compensation level of the Chief Executive Officer, other executive officers and certain other members of senior management. The Committee may receive recommendations from the Company’s Chief Executive Officer regarding the amount or form of compensation paid to executive officers or other members of senior management (excluding the Chief Executive Officer). The Committee also reviews and makes recommendations to the full Board regarding the Company’s compensation and benefit plans and policies, including with respect to incentive compensation plans and equity-based plans, policies and programs and approves grants and awards of restricted stock units and stock options under the Company’s incentive plans, but may delegate to members of management or a management committee the authority to determine the individual amount of grants to employees who are not executive officers. From time to time the Committee consults with outside compensation advisors in exercising its responsibilities and the Company is responsible for determining if any conflicts of interest exist with respect to any such outside compensation advisors pursuant to Item 407(e)(3)(iv) of Regulation S-K. All of the foregoing are described in greater detail in the Compensation Discussion and Analysis below. The Committee has the authority to delegate any of its responsibilities to one or more subcommittees within certain parameters, but the Committee rarely exercises this power, and did not do so in fiscal 2012.

The Compensation Committee met five times during fiscal 2012.

Director Qualifications and Diversity

The Directors Affairs/Corporate Governance Committee is responsible for evaluating all potential nominees to serve as a director, irrespective of whether the candidate was identified by the Committee, the Board, a stockholder or other third party. The Company’s bylaws (available on the Company’s website at www.clarcor.com) provide that notice of any proposed nomination by a shareholder for election of a person to the Board shall be delivered to or mailed and received at the principal executive offices of the Company no less than 120 days nor more than 150 days prior to the anniversary of the prior year’s Annual Meeting of Shareholders (provided, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder to be timely must be so received not later than the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first). Section 2.12 of the bylaws specifies the information to be included by a shareholder in such a notice.

In the past, the Committee has reviewed potential candidates for election to the Board recommended primarily by Board members or third party search firms. The process has included a review of the candidate’s qualifications, background and reference checks and multiple interviews with the candidate. The same process would be applied with respect to nominees recommended by stockholders.

The Company does not currently have a specific or formal policy with regard to the minimum qualifications of director candidates, but the Company desires (and the Committee and the Board look for) individuals who possess significant and long-term experience in more than one of the following areas:

•	Executive-level management experience of a company at least as large as the Company
•	Industry knowledge and experience
•	Specific areas of business expertise (e.g., finance, sales and marketing, engineering, human resources)
•	Experience with respect to the technologies, distribution channels and end-markets of the Company and its operating businesses
•	International experience
•	US public company experience — both at the management and board level
•	Experience and contacts in relevant industries, academia and/or government
•	Expertise in corporate law, regulatory compliance and/or corporate governance

Additionally, the Committee and the Board consider other factors when evaluating potential candidates, including the candidates' ability to dedicate sufficient time to their Board and Committee responsibilities, their ability to regularly attend Board and Committee meetings, the experiential makeup of the Board and management at the time they are being considered, the anticipated needs of the Company over the next several years (e.g., the potential entrance into new markets or lines of business), and diversity with respect to race, gender and national origin. While the Company and the Board view a candidate’s diversity as a positive attribute, there is no formal diversity policy and no specific weight is assigned to diversity in the consideration process. Rather, the Committee and the Board consider a candidate’s diversity as but one positive factor in the evaluation process along with the other factors outlined above.

Board Leadership

As disclosed on Current Reports on Form 8-K filed by the Company with the SEC on October 5, 2011 and on December 14, 2011, Christopher L. Conway succeeded Norman E. Johnson as the Company's Chief Executive Officer on December 13, 2011, with Mr. Johnson assuming the role of Executive Chairman. During fiscal 2012, therefore, the role of Chairman and CEO were split, with Mr. Johnson serving as the Company’s Chairman of the Board, and Mr. Conway as the Company's CEO and President. In his role as Executive Chairman, Mr. Johnson was responsible for, among other things, setting the agenda for Board meetings and overseeing such meetings, as well as serving as the primary liaison between Mr. Conway and the Board.

As disclosed on a Current Report on Form 8-K filed by the Company with the SEC on September 27, 2012, the Board appointed Mr. Conway to the role of Chairman and director Robert Burgstahler to the newly created role of Lead Director, with each appointment becoming effective upon Mr. Johnson’s retirement at the end of fiscal 2012.

The Board decided to appoint Mr. Conway as Chairman for several reasons, including the Company's historic success in having the Chief Executive Officer of the Company also serve as Chairman, Mr. Conway's performance during his first year as the Company’s Chief Executive Officer, and the Board's belief that the Chief Executive Officer is best positioned to determine the strategic and operational matters that most require Board and Committee attention at any given meeting. The Board also decided, however, that in light of Mr. Conway’s relatively recent assumption of the Chief Executive Officer role, the Company would be best served by creating the position of Lead Director to further enhance the Board’s role as an independent steward of the Company and its resources. The Board has defined the Lead Director role in such a manner so as to enhance the Board’s already significant line of sight into the Company’s operations and management, and to enhance communication between the Board and management and amongst directors themselves.

Under the Company’s new Board leadership structure, the Chairman of the Board is responsible for establishing the agenda for Board meetings in consultation with the Lead Director, and for organizing and overseeing Board meetings (other than executive sessions). The Lead Director is responsible for the following:

•	Convening and chairing all executive sessions of the Board and any other meetings of the Company’s independent directors, and, together with one or more of the Company’s other independent directors, providing feedback to the extent appropriate to the Company’s Chief Executive Officer with respect to executive sessions and meetings of the Company’s independent directors.
•	Serving as the primary liaison between the Company’s independent directors and the Company’s Chief Executive Officer, including, in particular, with respect to (i) Board and committee agendas and meeting formats; (ii) the content and frequency of reports to the Board and Board committees; and (iii) the establishment of and reporting on key corporate strategic objectives.
•	Collaborating with the Compensation Committee and the Board on establishing annual objectives for the Company’s Chief Executive Officer and evaluating the performance of the Company’s Chief Executive Officer.
•	Serving as the principle liaison between the Company’s independent directors and management.
•	Communicating with major stockholders, as appropriate.
•	Serving as a nonexclusive resource to the Company’s Chief Executive Officer and other members of management with respect to operational or strategic decision-making.
•	Overseeing and/or discharging such other duties as the Board may assign to the Lead Director from time to time.

Board Role in Risk Oversight

The Company’s management is responsible for the Company’s day to day risk management activities and processes, and the Board oversees and provides direction with respect to these activities and processes, principally through the Audit Committee. The Company has a formal Risk Committee, chaired by the Company’s Corporate and Environmental Risk Manager and comprised of the Company’s CFO, General Counsel, Chief Administrative Officer, Director of Supply Chain Management, and Vice President of Internal Audit, to formally identify and evaluate material strategic, operational, financial, competitive, and legal/regulatory risks facing the Company.

Based on the Risk Committee’s input, management prepares and delivers a report to the Audit Committee regarding the above risks, as well as the steps that the Company takes to mitigate them. The Audit Committee uses this report as a launching point for discussing the identified risks and the Company's mitigation efforts, and reports the substance of this discussion and any conclusions or concerns to the full Board. The full Board also annually reviews the risks faced by each significant business operating unit of the Company as part of the Company's strategic planning process.

In addition, the Audit Committee and the other Committees of the Board are responsible for overseeing risks related to their respective functional areas and reporting to the full Board regarding the same. Thus, the Audit Committee is responsible for overseeing the Company's accounting and financial reporting processes, the integrity of the Company's financial statements, the creation and functioning of the Company's compliance programs, and the risks associated with litigation and the Company's whistleblower hotline. The Compensation Committee is responsible for the oversight of risks associated with Company's compensation practices. The Directors Affairs/Corporate Governance Committee is responsible for overseeing corporate governance risks, including those related to director independence. Each of these Committees reports regularly to the full Board and any material matter that is identified in such reports typically is considered and discussed, and if necessary resolved upon, at the Board level.

Executive Sessions of the Board; Communications with the Board

The Company’s Corporate Governance Guidelines (available on the Company’s website, www.clarcor.com) provide that at each meeting of the Board of Directors the independent directors will meet separately from the management of the Company. Neither the Company’s CEO nor any other officer attends these executive sessions. Under the Guidelines, these sessions are chaired by the Company’s Lead Director, or, in his absence, the chairman of one of the other standing committees of the Board.

The Board has adopted a process for holders of the Company’s common stock and other interested parties to send written communications to the Board, the Lead Director, or independent directors as a group. Such communications should be sent to the Corporate Secretary at CLARCOR Inc., 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067. The Corporate Secretary will forward all such communications to the Chairman of the Director Affairs/Corporate Governance Committee of the Board, with a copy to the Company’s Lead Director. That Committee or the Lead Director will determine whether any such communication will be distributed to the full Board or, if requested by the sender, only to the independent directors. However, if so requested by any interested party in any written communication, the Corporate Secretary will, in lieu of the foregoing process, forward any such written communications to the Lead Director or the independent directors as a group on a confidential basis.

The Company’s Corporate Governance Guidelines provide that all directors are expected to attend each annual and special meeting of the shareholders of the Company. At the last Annual Meeting of Shareholders, held on March 27, 2012, all of the directors were in attendance.

Compensation Committee Interlocks and Insider Participation

During fiscal 2012, the Compensation Committee of the Board of Directors was composed of Robert H. Jenkins, James W. Bradford, Jr., Robert J. Burgstahler, Mark A. Emkes and Paul Donovan. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable regulations of the SEC.

Certain Transactions

Item 404 of Regulation S-K under the Exchange Act requires the disclosure of any related party transactions between the Company and any of its directors, executive officers, 5% stockholders or their family members since the beginning of the last fiscal year (“Item 404 Transactions”). Each year, the Company requires its directors and executive officers to complete a formal questionnaire and certification, one of the purposes of which is to disclose any related-party transactions with the Company, including any potential Item 404 Transactions.

The Company does not have a history of engaging in related-party transactions with its directors or executive officers or their respective related persons or affiliates and does not have a formal or other written policy regarding the analysis or approval of such transactions. Even in the absence of a formal policy, any material proposed related-party transaction, including any Item 404 Transaction irrespective of materiality, would be brought before the Board or a specially designated committee thereof (with any interested director recusing him or herself from the proceedings) to be specifically considered and approved before the Company would knowingly engage in any such transaction. The Company followed this approach in connection with its hiring of director Paul Donovan's son-in-law, David Janicek, in January 2012, as described above under the heading “Independence” and described below under “Corporate Controller”.

Corporate Controller

As discussed above under the heading “Independence”, the Company hired Paul Donovan's son-in-law, David Janicek, as the Company's Vice President — Corporate Controller in January 2012, approximately one month after the start of the Company's 2012 fiscal year. During fiscal 2012, Mr. Janicek's annual base salary was $177,500 plus a 25% target bonus. Mr. Janicek, like all other corporate employees whose bonus is objectively determined utilizing the CVA Model, did not receive his target bonus in respect of fiscal year 2012, but instead received $33,129, or approximately 83% of target, prorated to Mr. Janicek’s employment start date. He also received 1,500 stock options on December 17, 2012 with an exercise price per share equal to the fair market value of the Company's stock on such date. This grant was made at the discretion of the Company’s CEO (i.e., the Board had no input into the decision to grant the award or the size thereof) and was consistent with awards granted to other corporate employees of Mr. Janicek’s level. As of the date of this proxy statement, no increase in Mr. Janicek’s base salary and target bonus for fiscal 2013 has yet been proposed or approved.

As described above under “Independence” and in greater detail in last year’s Proxy Statement filed with the SEC on February 17, 2012, the special committee and Board determined that hiring Mr. Janicek would be in the best interest of the Company and did not present a conflict of interest.

In considering the issue again this year, the Board (with Mr. Donovan recused) considered certifications from Mr. Donovan and input from the Company’s General Counsel attesting to the absence of any changes in facts or circumstances arising since January of 2012 that might change the special committee’s and the Board’s analyses. The Board further received feedback from the Company’s CEO, CFO and General Counsel that since January of 2012 no conflict of interest has arisen or is foreseen to arise.

Mr. Emkes

In light of Mr. Emkes’ service as Finance Commissioner of the State of Tennessee, Mr. Emkes is required to recuse himself from any Board or committee deliberation or decision involving the Company or any affiliate thereof and the State of Tennessee, or any other transaction where a conflict of interest could be perceived. Similarly, Mr. Emkes will recuse himself in accordance with applicable law from any deliberation or decision involving the Company or any affiliate thereof in his capacity as Finance Commissioner. To the Company’s knowledge, there are no such matters currently pending, and none are currently expected or anticipated. Although the Company's corporate headquarters are based in Tennessee, the Company does not have active business operations in the state.

Compensation Consultant Independence

The Compensation Committee engaged the services of Frederic W. Cook & Co., Inc. (“FWC”) as its independent advisor on matters of executive compensation (the “Engagement”) in respect of and during fiscal 2012. FWC reports directly to the Committee and provides no other remunerated services to the Company or any of its affiliates. In accordance with the requirements of Item 407(e)(3)(iv) of Regulation S-K, the Company has affirmatively determined that no conflicts of interest exist between the Company and FWC (or any individuals working on the Company’s account on FWC’s behalf). In reaching such determination, the Company considered the following enumerated factors, all of which were attested to or affirmed by FWC:

(1)	During fiscal 2012, FWC provided no services to and received no fees from the Company other than in connection with the Engagement;
(2)	The amount of fees paid or payable by the Company to FWC in respect of the Engagement represented (or are reasonably certain to represent) less than 1% of FWC’s total revenue for the 12 month period ended December 1, 2012;
(3)	FWC has adopted and put in place adequate policies and procedures designed to prevent conflicts of interest, which policies and procedures were provided to the Company;
(4)	There are no business or personal relationships between FWC and any member of the Compensation Committee other than in respect of (i) the Engagement, or (ii) work performed by FWC for any other company, board of directors or compensation committee for whom such Committee member also serves as an independent director;
(5)	FWC owns no stock of the Company; and
(6)	There is no business or personal relationships between FWC and any executive officer of CLC other than in respect of the Engagement.

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK

Certain Beneficial Owners

The following table sets forth the ownership according to the most recent filings of Schedules 13G and 13D, as applicable, and amendments thereto (as described in the footnotes to the table) by those beneficial owners which, as of January 15, 2013, beneficially own more than 5% of the Company’s common stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class(1)
Neuberger Berman Group LLC(2) Neuberger Berman LLC Neuberger Berman Management LLC Neuberger Berman Equity Funds 605 Third Avenue New York, NY 10158	6,013,568	12.1%
Black Rock, Inc.(3) 40 E. 52nd St. New York, NY 10022	3,630,265	7.3%
Eaton Vance Management(3) 2 International Place Boston, MA 02110	2,865,386	5.8%
The Vanguard Group, Inc.(5) 100 Vanguard Blvd. Malvern, PA 19355	2,565,539	5.2%

(1)	Based on 49,618,225 shares outstanding at January 15, 2013.
(2)	Based upon a Schedule 13G filed with the SEC on February 14, 2012 reporting (i) Neuberger Berman Group LLC and Neuberger Berman LLC have shared voting power with respect to 5,394,635 shares and shared dispositive power with respect to 6,013,568 shares; (ii) Neuberger Berman Management LLC has shared voting and dispositive power with respect to 5,311,392 shares; and (iii) Neuberger Berman Equity Funds has shared voting and dispositive power with respect to 4,797,622 shares.
(3)	Based upon a Schedule 13G filed with the SEC on February 8, 2013 reporting sole voting power and dispositive power with respect to 3,630,265 shares.
(4)	Based upon a Schedule 13G filed with the SEC on January 29, 2013 reporting sole voting power and dispositive power with respect to 2,865,386 shares.
(5)	Based upon a Schedule 13G filed with the SEC on February 10, 2012 reporting sole voting power with respect to 70,115 shares and sole dispositive power with respect to 2,565,539 shares.

Directors and Executive Officers

The following table provides information concerning the shares of Common Stock of the Company beneficially owned as of January 15, 2013 by all directors, by the executive officers named in the “Summary Compensation Table” and by all directors and executive officers of the Company as a group.

SECURITY OWNERSHIP – MANAGEMENT

Class	Name	Shares Owned Outright(1)	Vested Stock Options(2)	Restricted Stock Units(3)	Total	Percent of Class(4)
Common Stock	J. Marc Adam	11,883	67,500		79,383	*
Common Stock	James W. Bradford Jr.	9,362	53,750		63,112	*
Common Stock	Robert J. Burgstahler	16,688	67,500		84,188	*
Common Stock	Christopher L. Conway	4,371	67,250	3,269	74,890	*
Common Stock	Paul Donovan	5,223	52,500		57,723	*
Common Stock	Mark A. Emkes	2,497	20,550		23,047	*
Common Stock	David J. Fallon	254	20,802	842	21,898	*
Common Stock	Sam Ferrise	44,924	192,500		237,424	*
Common Stock	Robert H. Jenkins	38,030	75,000		113,030	*
Common Stock	Norman E. Johnson	61,972	960,000	119,126	1,141,098	2.30%
Common Stock	David J. Lindsay	20,318	164,850		185,168	*
Common Stock	Philip R. Lochner, Jr	24,234	60,000		84,234	*
Common Stock	James L. Packard	44,154	75,000		119,154	*
Common Stock	Richard M. Wolfson	13,943	31,250	1,719	46,912	*
All Directors and Executive Officers as a Group (14 persons total)**					2,331,261	4.70%

*	Less than one percent
**	Includes shares owned by Mr. Johnson for clarity of presentation, notwithstanding the fact that Mr. Johnson was no longer a director or executive officer of the Company following his retirement as Executive Chairman effective November 30, 2012.
(1)	All shares are directly owned except as follows: Mr. Johnson — includes 42,818 shares owned by Mr. Johnson's wife; Mr. Donovan — all 5,223 owned by Mr. Donovan's wife; Mr. Lindsay — includes 11,002 shares held by family trust.
(2)	Includes all shares subject to unexercised stock options granted pursuant to the Company’s Incentive Plans which have vested by January 15, 2013 or which will vest within 60 days from January 15, 2013.
(3)	Includes all restricted stock units granted under the Company’s Incentive Plans (i) which have vested prior to January 15, 2013 and which have been deferred, or (ii) which will vest (irrespective of any deferral election by the grantee) within 60 days from January 15, 2013.
(4)	Based on 49,618,225 shares outstanding at January 15, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of the Company’s common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. In early fiscal 2013 we determined that a spousal trust affiliated with one of our executive officers, David J. Lindsay, sold 30,000 shares of common stock in a single transaction during fiscal 2012 and Mr. Lindsay inadvertently failed to timely file a Form 4. A Form 4 disclosing the transaction was filed within one business day of discovering the error. Other than this instance, based solely on our review of those forms and certain written representations from reporting persons, we believe that all of our other executive officers, directors and greater than 10% beneficial owners were in compliance with all applicable filing requirements under Section 16(a).

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION

Compensation Discussion and Analysis

Executive Summary

Fiscal 2012 Performance

Fiscal 2012 was a good year for the Company, as we matched our highest levels of earnings per share in the Company’s 110 year history and we realized a longstanding goal of exceeding 10% operating profit in our Industrial Environmental business segment, driven by outstanding performance in both our PecoFacet division and our TFS distribution business. Overall, however, we experienced lower than expected growth in our Engine/Mobile domestic aftermarket business due to the general business slowdown that impacted the US economy after the first quarter, and a steeper than expected decline in our Packaging segment sales. Although these lower-than-expected sales in our Engine/Mobile and Packaging segments caused our consolidated results to fall short of management’s high expectations for the year, we were able to achieve near-record levels of operating margin in both segments, thus demonstrating the operational excellence which has been the Company’s hallmark for many years. As discussed below, the compensation payable to our named executive officers in respect of fiscal 2012 correlated to the Company’s performance.

Last Year’s “Say on Pay” Vote

At last year's Annual Meeting, the Company's shareholders overwhelmingly approved the Company's compensation policies and practices for fiscal 2011 through an advisory “say on pay” vote. Of the 41,251,507 votes that were cast, 39,386,594, or 95.4%, were in favor of approval. The Compensation Committee of the Board of Directors (the “Committee”) and the Company viewed these results as a strong indication that the Company’s shareholders support the compensation policies and practices of the Company, which are straightforward and which do not materially changed from year to year. The Committee and the Company did not make any material changes to the Company’s compensation programs and policies in respect of fiscal 2012.

This year’s “say on pay” proposal is Proposal 2 in this Proxy Statement, below.

Management Succession

As reported in last year's Proxy Statement, and as further discussed below in this Proxy Statement, on December 13, 2011, Mr. Conway was named Chief Executive Officer of the Company, and the Company's former CEO, Norman Johnson, was appointed to the role of Executive Chairman. These appointments were part of a carefully considered management succession plan overseen by our Board of Directors. Pursuant to this plan, during fiscal 2012 Mr. Johnson continued to receive target compensation equal to the target compensation during his last year as CEO (i.e., fiscal 2011), while the target compensation of Mr. Conway was set below the 25th percentile of the Company's peer group.

Fiscal 2012 Summary Chart

The following table sets forth an executive summary of the Company's compensation programs and how they were implemented in fiscal 2012. Each of the points referenced in the executive summary is more fully explained further below in this Compensation Discussion & Analysis:

Compensation Program/Element	General Description/Commentary	Fiscal 2012 Commentary
Annual Base Salary	Base salaries are maintained at or below median for the executives in comparable positions at comparable companies and normally represent less than 50% of an executive’s total compensation.	Mr. Johnson received no increase in his base salary in connection with his appointment to Executive Chairman. Although Mr. Conway received an increase in his base salary to $500,000 in connection with his appointment as Chief Executive Officer, such amount is well below the 25th percentile of salary payable CEOs of comparable companies.

Two of the other named executive officers (Mr. Wolfson and Mr. Ferrise) received merit increases of 3%, one (Mr. Fallon) received an increase of 9% because his base salary was (and remains) well below median, and one (Mr. Lindsay) received an increase of 20% in connection with a rebalancing of his total compensation package.

Cash Incentive Compensation	• The Company determines cash-incentive compensation under its “CVA Model”, which employs an objective formula that measures how well the Company uses its assets.

•

The Company did not achieve its target level of CVA performance in fiscal 2012. As a result, fiscal 2012 cash incentive compensation fell significantly from fiscal 2011 levels for all of the named executive officers.

	• The Company has used the CVA Model for the last 15 years. The CVA Model applies to approximately 100 managers, and not just executive officers.	• Fiscal 2012 payouts were based on the application of the objective CVA Formula and based on targets that were established at the beginning of fiscal 2012.
• The CVA Model is directly tied to the Company’s annual operating profit, and is objectively performance-based.

Long-Term Incentives	• The Company awards time vested stock options and restricted stock units to its executive officers.	Long term incentive awards in fiscal 2012 were consistent with historical practice.

Compensation Program/Element	General Description/Commentary	Fiscal 2012 Commentary
• Vesting period for both types of awards is pro rata over four years.

•

These awards represent a significant portion of an executive officer’s total compensation. When combined with target cash incentive payments under the CVA Model, more than 50% of each of our executive officer's targeted compensation is “at risk”.

Perquisites	The Company provides limited perquisites to executive officers:	No changes from prior year.
• Executive physicals (also provided to certain other senior-level employees)
• Company cars (also provided to certain other senior-level employees)
• Financial planning, tax preparation and estate planning services (which most executive officers do not use every year)
The Company does not provide tax-gross ups on these perquisites. Recipients are responsible for paying any associated income tax.

Employment Agreements	Only Mr. Johnson had an employment agreement, which had been in place since 2000. Mr. Johnson's employment agreement terminated upon his retirement on November 30, 2012.	No employment agreements were entered into or materially modified in fiscal 2012.

Change in Control Agreements	The Company provides executive officers with Change in Control Agreements. These are “double trigger” and generally provide for 3 years of cash and benefits and accelerated equity vesting in the event of a termination of employment following a Change in Control.	No Change in Control agreements were entered into or modified in fiscal 2012.

Compensation Program/Element	General Description/Commentary	Fiscal 2012 Commentary
Retirement Benefits

•

The Company provides certain retirement programs, several of which are legacy in nature and do not apply to several of the named executive officers, including the Company’s current Chief Executive Officer, Mr. Conway.

There were no changes to the terms of any of the Company's retirement plans, or to executives’ participation in the retirement plans, in fiscal 2012.
• Only Mr. Johnson participated in the Company’s Executive Retirement Plan. Mr. Johnson retired on November 30, 2012, and has received the first of two payments due to him under such plan.

Stock Ownership Guidelines	After five years of service as CEO, the Company requires its CEO to own Company stock worth 4 times his base salary. After five years of service as an executive officer, the Company requires other executive officers to own Company stock worth 2 times their respective base salary.	All of the Company's executive officers complied with the stock ownership guidelines in fiscal 2012, based on their respective years of tenure as executive officers.

Compensation Overview and Philosophies

Through its compensation policies, the Company seeks to attract and retain high quality leadership and to assure that the executive officers and senior management of the Company are compensated in a manner consistent with their performance, shareholder interests, competitive practice and the applicable requirements of regulatory bodies. The Committee reviews and approves the compensation policies and practices of the Company, particularly in respect of executive officers and other members of senior management. All of the members of the Committee are independent directors as determined under the NYSE corporate governance rules, and none of them has at any time been an officer or employee of the Company or any of its subsidiaries.

The key principles listed below are reflected in structuring the compensation packages for the Chief Executive Officer and the other executive officers of the Company. None of these principles is accorded any specific weight or, as a matter of policy, considered as being more important than the others.

Pay for Performance

A high percentage of an executive’s total compensation is linked to the performance of the Company and its stock as well as the executive’s individual performance in attaining the Company’s objectives. This structure is designed to reward both short-term and long-term performance and align the interests of management with the long-term interests of the Company’s shareholders.

Competitiveness

Our executives’ total compensation packages, as well as the individual components thereof, are generally designed to be competitive with the median compensation levels of those of executives occupying comparable positions in comparable companies. Elements of the total compensation package are also designed to allow an opportunity to earn more than median compensation levels when the Company delivers exceptional performance. The Company believes that the opportunity to achieve earnings in excess of median provides a significant challenge and incentive to the executive officers of the Company.

Executive Ownership

A major component of each executive's compensation is equity-based in the form of stock options and restricted stock units. As a result, our executive officers’ interests are directly linked with our shareholders’ interests. The Company believes that equity-based compensation properly balances the rewards for long-term versus short-term results.

Management Development

The compensation packages are also designed to attract and retain quality executives with the skills and other competencies required to meet the Company’s objectives and to enhance shareholder value.

Establishing Compensation for Executive Officers

The Committee is responsible for reviewing and overseeing the execution compensation practices and policies of the Company, particularly in respect of executive officers and other members of senior management. To assist it in this endeavor, the Committee has historically engaged independent compensation consulting firms to (i) review on a regular basis relevant market and other data regarding executive compensation and review holistically from time to time the compensation programs for the Company’s executive officers, and (ii) otherwise advise the Committee on matters of executive compensation. Since fiscal year 2008, the Committee has engaged FWC as its independent advisor on matters of executive compensation. Notwithstanding this engagement, the Committee considers the input of outside consultants such as FWC to be but one of several factors in evaluating and establishing the Company’s compensation programs and the compensation paid to senior management. These other factors include but are not limited to the recommendations of the Company’s Chief Executive Officer (other than with respect to the compensation of the Chief Executive Officer himself); the performance of the Company, its operating units and their respective executives; market factors such as the health of the economy and of the industries served by the Company; the availability of executive talent generally; executives’ length of service; internal assessments and recommendations regarding particular executives; and the succession planning initiatives of the Company.

Tally Sheets

Each year, the Company prepares and the Committee receives updated tally sheets on each executive officer and other senior members of management that show each individual's historical, actual and expected levels of total compensation until a projected retirement age of 65. Among other things, these tally sheets lay out:

•	The actual salary, cash incentives and total compensation paid to each executive officer over the past 5 years;
•	Gains realized by each officer from the exercise of stock options and the vesting of restricted stock units dating back to the start of his employment;
•	The expected value of each officer's current and anticipated future stock holdings and stock options under different assumptions regarding the Company’s stock price;
•	Severance benefits payable to each officer in connection with various potential termination scenarios; and
•	The expected value of each officer's retirement benefits.

These tally sheets are used for two purposes. First, the Company uses the information as part of its retention efforts by communicating the underlying information to each executive officer and other senior members of management and demonstrating to such individuals the value in remaining with the Company until retirement. Second, the Committee uses these tally sheets in order to monitor compensation for each of the executive officers and other members of senior management on a holistic level and to better understand each executive's compensation standing over the expected life of his career, as well as the impact that current pay decisions have on other aspects of compensation, including pension amounts and severance benefits. The Committee generally does not use, and in fiscal 2012 did not use, the tally sheets to make specific compensation decisions with respect to the named executive officers or with respect to the specific design or modification of the Company’s compensation programs.

Comparisons/Peer Group

In considering the competitiveness of the Company’s compensation levels, the Committee refers to outside data, including data in respect of a defined “peer group” of companies that the Company believes approximate the Company in one or more meaningful ways, which may include such other companies’ revenues, market capitalization, operational and geographical structure, and industries/markets, as well as third party considerations (e.g., as where members of the financial community treat a particular company as being a Company peer). As explained below, peer group data is not the only external data the Company considers for assessing the competitive nature of its compensation programs, and, as explained above, such competitive assessment itself is but one of the factors the Committee considers in establishing executive compensation.

The Company believes that the selection of a peer group to be used for assessing the competitiveness of its executive compensation levels is something that requires reconsideration every year. As a general rule, the Company expects to change certain members of the peer group from one period to another, as the Company refines its comparison criteria and as the Company and members of the peer group change in ways that make comparisons less or more appropriate. There were no changes to the peer group, however, in fiscal 2012.

The peer group used for purposes of fiscal 2012 compensation benchmarking was comprised of the following companies:

2012 Peer Group
Astec Industries, Inc.	Dresser-Rand Group Inc.	IDEX Corporation	Robbins & Myers, Inc.
Brady Corporation	EnPro Industries, Inc.	Kaydon Corporation	The Toro Company
Chart Industries, Inc.	ESCO Technologies Inc.	MSC Industrial Direct Co., Inc.	Valmont Industries, Inc.
CIRCOR International, Inc.	GATX Corporation	Nordson Corporation	Wabtec Corporation
Donaldson Company, Inc.	Graco Inc.	Pall Corporation

In addition to the peer group data which is drawn directly from publicly available proxy filings, the Company also uses compensation survey data that is drawn from surveys of thousands of companies in connection with its competitive analysis. This survey data derives from national, general industry surveys and is scoped by FWC to be representative of the revenue responsibility of the Company’s executive officers. Generally speaking, the Company uses peer group and survey group data to establish benchmarks for levels of base salary, cash incentive compensation and equity grants rather than to structure the Company's compensation programs.

The Company believes that using both peer group and survey data provides a more comprehensive set of data on which to base comparisons of compensation practices and programs among companies. Because the peer group data derives from proxy statements filed with the SEC, the Company believes that such data is more transparent, but comes from a more limited sample size and may be more difficult to correlate to positions other than the Chief Executive Officer and Chief Financial Officer. Survey data, on the other hand, comes from a much larger sample size and may be more easily correlated to certain executive positions, but necessarily includes companies outside of a defined peer group.

Fiscal Year 2012 Compensation Analysis

Using the peer group and survey data described above, the Committee asked FWC to prepare a comprehensive competitive assessment of the annual salary, target total cash compensation and target total direct compensation (which consists of the sum of annual salary, target annual cash incentives and the value of annual long-term incentive awards) for each of the Company’s executives, including the named executive officers. The results of this analysis showed that the Company’s total compensation levels were competitive relative to the survey data and slightly conservative relative to the peer group data — i.e., falling below the median compensation levels of the companies within the peer group — with Mr. Conway, Mr. Fallon and Mr. Wolfson falling significantly below the median of both the peer group and survey group, particularly with respect to overall target cash compensation.

The Committee used this assessment as its starting point in making 2012 compensation decisions in respect of the executive officers and also considered various other factors with respect to these individuals, including their respective importance to the Company, their respective expected future contribution to the Company, their respective skill sets and performance to date, competitive pressures (i.e., “hire-away” risk), tenure, and the difficulty and cost of replacement.

Compensation Decisions Related to Management Succession

The promotion of Mr. Conway to the position of President and Chief Executive Officer and the appointment of Mr. Johnson to the position of Executive Chairman was announced on October 5, 2011, and was the culmination of a multi-year management succession planning process undertaken by the Board. In September of 2011, the Board met to consider a proposal and timetable for finalizing this plan, and, as part of its analysis, considered various issues related to Mr. Johnson’s and Mr. Conway’s fiscal 2012 compensation. The Board also consulted with and received advice from FWC and outside legal counsel engaged directly by the Board regarding these matters, and unanimously agreed to leave Mr. Johnson’s fiscal 2012 compensation unchanged from 2011 levels while establishing a significantly conservative compensation arrangement for Mr. Conway.

In deciding on Mr. Johnson’s and Mr. Conway’s fiscal 2012 compensation, the Board considered a number of factors, including the strategic importance of the CEO transition, Mr. Johnson’s legal rights under his pre-existing employment agreement and the fact that Mr. Conway was new to the Chief Executive Officer role.

With respect to the importance of the transition, the Board determined that ensuring an orderly transition from Mr. Johnson to Mr. Conway was critical to the Company, and that having Mr. Johnson remain actively involved with the Company during fiscal 2012 in certain key areas would best limit the risks and disruptions that are associated with any transfer of leadership. Mr. Johnson agreed that he would accept an appointment to Executive Chairman and further agreed not to invoke the rights that might otherwise be afforded to him under his employment agreement in respect of this transition.

The Board also reviewed the terms of Mr. Johnson’s employment agreement and considered the rights that Mr. Johnson had thereunder. The Board concluded that if it wished to promote Mr. Conway to Chief Executive Officer at any time prior to Mr. Johnson’s voluntary retirement from such position, the Company would have to refuse to renew Mr. Johnson’s employment agreement. In such case, the Company would have been required to (i) pay Mr. Johnson a termination payment equal to three times the sum of his annual salary and annual cash incentive payment, with the annual cash incentive payment being equal to the highest received by Mr. Johnson over the immediately preceding three years or his target incentive compensation for the year in question, whichever was greater; (ii) continue to provide Mr. Johnson with Company-provided benefits for three years; and (iii) vest all of Mr. Johnson's unvested equity grants. The Board determined that it would be significantly more expensive for the Company to refuse to renew Mr. Johnson's employment agreement than to maintain Mr. Johnson’s target compensation at 2011 levels during the transition year of fiscal 2012 under a negotiated arrangement. The Board therefore elected to follow this strategy as being in the best interests of the Company and its shareholders.

In recognition of the fact that Mr. Conway was new to the Chief Executive Officer role, the Board structured Mr. Conway’s compensation package in a conservative manner. The Board set Mr. Conway’s salary and total target compensation for fiscal 2012 at levels well below Mr. Johnson’s, and also significantly below the 25th percentile of the Company’s peer group and survey data with respect to CEO compensation. Mr. Conway was not granted an employment agreement or permitted to participate in the Executive Retirement Plan or any other compensation plans or programs in which he was not already participating at the time of his promotion. Rather, Mr. Conway received an increase in base salary, target bonus and equity grants, the details of which are discussed below.

Components of Executive Pay

The following is a discussion of each of the individual components of the Company’s executive compensation program, including how these components were implemented in respect of fiscal 2012.

Annual Salary.  The Company believes it is appropriate to provide its executives with a level of base salary commensurate with their respective experience, responsibilities and accomplishments. The Committee generally approves the salaries for the executive officers on an annual basis at a meeting of the Committee held early in the first quarter of the fiscal year.

Annual Salary Decisions for Fiscal 2012

Based on the considerations previously discussed, the Committee approved increases to the annual salaries of the Company’s named executive officers other than Mr. Johnson at the outset of fiscal 2012. As part of the negotiated arrangement in connection with his appointment as Executive Chairman described above, Mr. Johnson's salary remained unchanged from fiscal 2011.

In connection with his promotion to President and Chief Executive Officer, the Committee increased Mr. Conway's base salary from $325,000 to $500,000. Despite this increase, Mr. Conway’s annual base salary for fiscal 2012 was the lowest of any of the Chief Executive Officers within the Company’s peer group.

The Committee also approved a standard merit increase of 3% for Mr. Wolfson and Mr. Ferrise, increasing their base salaries to $282,000 and $379,000, respectively. With respect to Mr. Fallon, the Committee increased his base salary by 9%, to $300,000. The Committee did this in recognition of the fact that Mr. Fallon’s base salary and total compensation were (and remain) significantly below median compared to both peer group and survey group data. The Committee also approved a 20% increase to the salary of Mr. Lindsay to $250,000, as part of a rebalancing of Mr. Lindsay’s total compensation package, which the Committee believed was underweighted with respect to cash compensation and overweighted with respect to equity grants. In addition to increasing Mr. Lindsay’s salary, the Committee reduced the number of stock options granted to Mr. Lindsay to 17,000 in fiscal 2012 from 22,000 in fiscal 2011. The net effect of this rebalancing meant that Mr. Lindsay effectively only received a 3% increase in his total target compensation from 2011 to 2012.

As a result of the foregoing determinations, the fiscal 2012 salaries of the named executive officers compared with their fiscal 2011 salaries (rounded to the nearest thousand dollars in each case) were as follows:

Name	Fiscal 2011 Annual Salary	Fiscal 2012 Annual Salary	Percentage Increase
Norman E. Johnson	$765,000	$765,000	0%
Christopher L. Conway	$325,000	$500,000	54%
David J. Fallon	$276,000	$300,000	9%
Sam Ferrise	$368,000	$379,000	3%
David J. Lindsay	$208,000	$250,000	20%
Richard M. Wolfson	$273,000	$282,000	3%

Performance-based cash incentive compensation.  The Company believes that a substantial portion of an executive officer’s cash compensation should be incentive-based. Therefore, the Company has implemented a cash incentive program that provides executive officers with the opportunity to earn cash incentive compensation for the achievement of annual goals. Such incentive-based cash compensation is contemplated under the Company’s 2009 Incentive Plan, which was approved by the shareholders of the Company on March 23, 2009. The aggregate maximum amount of performance-based incentive compensation, including cash, payable under the 2009 Incentive Plan in any fiscal year to any individual is $3,000,000.

The 2009 Incentive Plan allows the Company and the Committee to implement a broad variety of performance-based cash incentive plans and programs. In accordance with the 2009 Incentive Plan, the Company traditionally uses the CLARCOR Value Added Incentive model (“CVA Model”) to determine incentive-based cash compensation. The Company uses the CVA Model for purposes of determining cash incentive compensation not only for the named executive officers, but also for approximately 100 senior management employees of the Company and its various subsidiaries.

Pursuant to the CVA Model, annual cash incentive awards are based upon the achievement of specified corporate and operating unit profit goals using an objective formula (the “CVA Formula”), although the Committee retains discretion to make adjustments as discussed further below. The CVA Formula effectively measures the amount by which the Company's after-tax earnings exceed the Company’s cost of capital in relation to the assets under management’s control. As a result, the CVA Model is designed to reward the effective deployment of the Company’s capital. Moreover, because the CVA Model is an earnings-based program, compensation paid under the program is by definition self-funding and must “pay for itself” each year.

The CVA Model and CVA Formula are conceptually discussed in detail below. Following this discussion, we discuss how the CVA Model and CVA Formula were applied in respect of fiscal year 2012.

The CVA Model and CVA Formula — Conceptual Discussion

The CVA Formula is as follows:

(Budgeted Operating Profit × 61%) - (Budgeted Net Managed Assets × 13.2%) = Target CVA

In the CVA Formula, the 61% factor represents a deemed 39% tax rate, and the 13.2% factor represents the Company’s deemed cost of capital. These numbers are held constant from year to year so as to allow for meaningful comparisons across years, and do not necessarily reflect the Company’s actual tax rate or cost of capital in any given year. For fiscal 2012, the Company’s budgeted operating profit and budgeted net managed assets for compensation purposes were approximately $194.5 million and $484.1 million, respectively, and Target CVA was therefore approximately $54.7 million.

The variable factors in the CVA Formula are the Company’s budgeted operating profit and its budgeted net managed assets. As a general rule, the budgets of each significant operating unit and the Company as a whole contemplate that revenue and profit will grow over prior year levels, although this is not always the case.

The Company’s budgeted operating profit and budgeted net managed assets used for CVA purposes are drawn directly from the Company’s annual budget, which is reviewed and approved by the Board of Directors. On rare occasions the Committee may set the Company’s consolidated budgeted operating profit for CVA purposes at a level different from the consolidated operating profit established under the annual budget, if the Committee believes that the consolidated annual budget is too aggressive or conservative for compensation purposes. This did not occur in fiscal 2012.

Payouts under the CVA Model are divided into “Levels” of CVA performance. “Level 1” represents the entry point — i.e., the Level that must be achieved before payouts can occur. “Level 6” represents the achievement of Target CVA under the CVA Formula and “Level 10” represents the achievement of some point in excess of Target CVA, as discussed in the next paragraph. Only the target percentage of an individual’s salary for a certain level of performance differs among employees whose incentive compensation is determined through the use of the CVA Model (e.g., for some members of senior management, the achievement of target CVA may equate to a payout equal to 25% of their salary, while for the named executive officers it ranged between 40% and 85% in fiscal 2012).

The Company establishes, and the Committee approves, the Target CVA “Level 6” each year by applying the CVA Formula to the Company’s budgeted pre-tax operating profit and its budgeted net managed assets for that year. The Company then establishes “Level 1” and “Level 10” by applying a particular percentage approved by the Committee to the Company’s budgeted pre-tax operating profit, and then running the resulting number through the CVA Formula. In fiscal 2012, “Level 1” and “Level 10” were established by multiplying the Company’s budgeted pre-tax operating profit by 85% and 110%, respectively (the same percentages as used in the last several fiscal years), and then applying the CVA Formula, as follows:

Level*	Budgeted 2012 Operating Profit**	Resulting CVA**
1	$194.4 million × 85% = $165.2 million	$36.9 million
6	$194.4 million	$54.7 million
10	$194.4 million × 110% = $213.8 million	$66.6 million

*	The differences between Levels not shown (e.g., between Levels 1 and 2 and between Levels 8 and 9) are calculated on a straight-line basis.
**	These numbers, and the numbers mentioned throughout this section, are the Company’s consolidated numbers, which are the numbers used in respect of all of the named executive officers other than Mr. Ferrise, whose CVA performance is based 80% on the performance of Baldwin Filters, the subsidiary for which Mr. Ferrise serves as President, and 20% on the consolidated performance of the Company. The budgeted 2012 operating profit and resulting CVA at Level 6 for Baldwin Filters was approximately $122.2 million and $48.7 million, respectively.

In the event that the Company’s actual operating profit is greater than the amount established for Level 10 (110% in fiscal 2012), then the resulting CVA level is determined on a straight-line basis using the same increments as used in calculating differences between Levels 6 and Level 10. For example, in fiscal 2012, where Level 6 was set at 100% of budgeted operating profit and Level 10 was set at 110% of budgeted operating profit, the differential was 2.5% of budgeted operating profit per Level (i.e., from Level 6 to Level 7, from Level 7 to Level 8, etc.) This means that Level 11 would have been achieved by attaining 112.5% of budgeted operating profit (i.e., the Level 10 operating profit percentage threshold of 110%, plus 2.5%), Level 12 would have been achieved by attaining 115% of budgeted operating profit (i.e., the Level 11 operating profit percentage threshold of 112.5%, plus 2.5%), etc. This was inapplicable in fiscal 2012, however, as the Company did not exceed Level 10.

The Committee does not have any formal method for establishing the Level 1 and Level 10 percentages, but may consider a variety of factors, including a desire to maintain these percentages consistent with prior years, management’s recommendations, the economic climate, the Committee’s perception of how likely the Company or a subsidiary is to achieve its overall budget, and the prior years’ performance of the Company and its subsidiaries. For fiscal 2012, the Committee based its decision on all of the foregoing factors.

With respect to determining payouts above Level 10, the CVA Model is designed to strike a balance between incentivizing management (including the named executive officers) to continue to achieve as much as possible, while recognizing that at least some portion of such achievement may be due to reasons beyond management’s control or influence (e.g., an improvement in general economic conditions or a dramatic demand improvement in a key end-market of a particular subsidiary). This is achieved by calculating the difference between Levels beyond Level 10 (e.g., from Level 10 to Level 11 and from Level 11 to Level 12, etc.) on a straight-line basis, but limiting the amount of extra reward that an employee receives above Level 10 to a fixed additional percentage of his or her payout at Level 10. (This fixed additional percentage was 10% in fiscal 2012.) In other words, the relative benefit to an individual for achieving Level 10 is greater than the benefit of achieving beyond Level 10. The table below entitled “Potential Cash Incentive Payments To Named Executive Officers In Respect Of Fiscal 2012” illustrates this concept. Irrespective of achievement, however, no individual may receive a payout that would put him above the $3,000,000 cap on performance-based incentive compensation mandated by the 2009 Incentive Plan.

The fixed additional percentage for moving above Level 10 (10% in fiscal 2012 for each level above Level 10) is established each year by the Committee and is applicable to the named executive officers and all of the approximately 100 senior management employees whose incentive cash compensation is ultimately determined under the CVA Model. The Committee does not have any formal method for establishing this fixed percentage, but may consider a variety of factors, including management’s recommendations, the Committee’s sense of how much of any incremental operating profit should be shared with management versus the Company’s shareholders, the economic climate, the Committee’s perception of how likely the Company or a significant subsidiary is to achieve its overall budget, and the prior years’ performance of the Company and significant subsidiaries. For fiscal 2012, the Committee based its decision on all of the foregoing factors.

As indicated above, the two variable elements of the CVA Formula are the Company’s operating profit and the amount of its “net managed assets”, which include current and long-term assets and liabilities deemed largely to be under the control of management. To encourage management to accurately budget capital spending each year, and to discourage any attempt to artificially inflate CVA performance by deferring such budgeted capital spending into a future year, the Company adjusts the Company’s net managed assets upward

(which lowers CVA) if management fails to achieve at least 80% of budgeted capital spending. It does this by deeming a portion of such spending to have occurred for purposes of calculating CVA achievement for the year in question.

At the end of the fiscal year the Company calculates the CVA achievement for that year for each of its subsidiaries and for the Company on a consolidated basis, by drawing each of these numbers from the Company’s audited financial statements. The Committee retains discretion to modify or eliminate the CVA Model and the CVA Formula or any of the elements thereof in respect of any given fiscal year. For example, the Committee may include or exclude extraordinary items of revenue, expense, assets or liabilities in determining the final calculations of cash incentive payments and calculations under the CVA Model. The Committee does not exercise this discretion often (historically once every few years) and does not follow any formula or give a pre-determined weight to any individual factor in doing so. The Committee did not make any adjustments to the CVA Model or CVA Formula in respect of fiscal 2012.

The Company believes that the historical results of the CVA Model support its view that the budgeted performance numbers are realistic targets which are neither overly aggressive nor easy to achieve, although the unusual economic conditions that prevailed in fiscal 2009, fiscal 2010 and fiscal 2011 made budgeting more difficult than usual and produced larger-than normal swings in CVA results. The following table shows the Company’s CVA achievement over the previous ten fiscal years, as well as the average over that period and over the last five fiscal years:

Fiscal Year	CVA Level
2003	12.1
2004	10.7
2005	9.4
2006	5.7
2007	1.8
2008	5.7
2009	0
2010	16.0
2011	9.4
2012	4.5
Ten Year Average (last ten fiscal years)	7.5
Five Year Average (last five fiscal years)	7.1

Performance Based Cash Incentives in Respect of Fiscal 2012

At the outset of fiscal 2012, the Company intended that any incentive cash compensation paid would satisfy any applicable requirements as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Accordingly, during the first fiscal quarter of 2012 the Company established and the Committee approved maximum target payouts for total cash incentive compensation for the named executive officers that were based on the Company’s budgeted fiscal 2012 net earnings. The maximum target payout for Mr. Johnson was established at approximately 2.3% of net earnings and for each of the other named executive officers at approximately 0.8% of net earnings.

Recognizing that these maximum target payouts would likely result in the named executive officers receiving cash incentive amounts in excess of what the Committee believes are appropriate levels, the Committee indicated to management that it expected to use its discretion to reduce the cash incentive compensation payable to the executives for fiscal 2012 to levels below the foregoing maximum amounts. The Committee further communicated to the executives to expect that it would set final cash incentive compensation in accordance with historical practice by using the CVA Model and CVA Formula.

In December of 2012, the Committee confirmed the foregoing decisions and analyzed the Company’s fiscal 2012 CVA results. The Committee noted that although the Company had performed well in fiscal 2012,

the Company failed to achieve its budgeted CVA performance, attaining a CVA Level of 4.5 on a consolidated basis. As a result of this performance, all of the named executive officers received significantly lower cash incentive payments in respect of fiscal 2012 than they received in respect of fiscal 2011.

Consistent with the Company’s practice, the Company paid incentive-based cash compensation in respect of fiscal 2012 at the end of December (i.e., following the end of the Company's fiscal year, but prior to the end of the calendar year, based on final, but unaudited fiscal year results). Before allowing early payment, however, the Company and the Committee require that any individual receiving incentive cash compensation prior to the completion of the audit of the Company's financial statements including the executive officers, agree in writing that (i) the amount paid to such individual will be subject to clawback or increase, as the case may be, if CVA determined under Company’s audited financial results is less than or greater than CVA determined under the Company’s unaudited results, and (ii) the Company will be authorized to withhold any clawback amounts from future wages. No early payment is made to any individual who does not agree in writing to these terms. It should be noted that no individual was in fact subject to a clawback or received additional payment under these rules in respect of fiscal 2012.

The range of potential CVA awards payable in respect of fiscal 2012 for each named executive officer is shown in the following table:

POTENTIAL CASH INCENTIVE PAYMENTS TO NAMED EXECUTIVE OFFICERS
IN RESPECT OF FISCAL 2012

Attainment of Budgeted Performance(1)(2)	Percentage of Annual Salary Payable to Mr. Johnson	Percentage of Annual Salary Payable to Mr. Conway	Percentage of Annual Salary Payable to Mr. Fallon	Percentage of Annual Salary Payable to Mr. Ferrise	Percentage of Annual Salary Payable to Mr. Lindsay	Percentage of Annual Salary Payable to Mr. Wolfson
Less than 85%	0	0	0	0	0	0
85% (Level 1)	10%	10%	10%	10%	10%	10%
100% (Level 6)	85%	75%	50%	50%	40%	40%
110% (Level 10)	212.5%	187.5%	125%	125%	100%	100%
125% (Level 16)(3)	340%	300%	200%	200%	160%	160%

(1)	The “budgeted performance” percentages specified in this column refers to operating profit while the “Levels” refer to CVA. Payment of cash incentive awards between the indicated percentages of budgeted performance (i.e., between Levels) is calculated on a straight line basis.
(2)	The minimum level of budgeted performance (i.e., the “entry point” or Level 1) and the excess percentage above target for setting Level 10 are established each year by the Committee. For fiscal 2012, they were 85% and 110%, respectively.
(3)	The last row of this table demonstrates what happens when budgeted performance increases beyond Level 10, in this case to Level 16 (the level achieved by the Company on a consolidated basis in fiscal 2010, and the highest in its history). Taking Mr. Conway as an example, the table shows that his payout would increase by approximately an additional 28% of salary per Level by moving four Levels above target from Level 6 to Level 10, but would increase only an additional 18.75% of salary per Level for moving an additional six levels from Level 10 to Level 16. As indicated previously, the fixed percentage payable for moving beyond Level 10 (i.e., the 10% of Level 10 payout used in fiscal 2012 and in the example above) is established each year by the Committee.

Long-term equity incentive compensation.  The Company’s equity-based awards program encourages executives to work towards making business decisions that, over the long term, are contemplated to increase the price of the Company’s stock, thereby aligning the interests of executives and shareholders. All equity-based awards are made pursuant to the provisions of incentive plans approved by the Company’s shareholders. Equity-based awards are comprised of a combination of stock options and restricted stock units.

The Committee typically approves equity-based awards to eligible employees (including the named executive officers) only once per year. The annual award is typically made at the first Committee meeting of the fiscal year, which is normally held within the first three weeks of the fiscal year and scheduled a year in advance of the meeting date, and after the Committee has received input from its independent advisors and the recommendations of the Chief Executive Officer (with respect to awards made to executive officers other than himself). The Committee may make an exception to this general policy of only granting equity awards at the first Committee meeting of the fiscal year in the event that a new executive officer is hired or an executive officer receives a promotion. As a practical matter, the Committee considers and individually approves equity awards made to approximately 10 to 15 of the Company’s most senior executives (including the Chief Executive Officer, the Chief Financial Officer and all other executive officers of the Company), and then approves a pool of equity-based incentives to be granted to other individuals throughout the Company at the discretion of the Chief Executive Officer.

The value of equity-based awards is included in the Company’s analysis of the executive officer’s total direct compensation and is considered as part of the Company’s benchmarking process. The Company values stock option grants by calculating their Black-Scholes values on the date of grant and the value of restricted stock units by calculating their aggregate market value as of the date of grant.

Once granted, options are not repriced or “reloaded”.

Grants of both stock options and restricted stock units normally vest annually in equal installments over four years in order to encourage executive officers’ continued service to the Company. Until the restricted stock units vest, the recipient does not have any rights as a shareholder of the Company other than the right to receive a cash payment equal to the dividends payable on the underlying shares of common stock. While the Company has no formal policy in this regard, over at least the past five years the Company has awarded executive officers approximately 75% of the value of their equity-based compensation in the form of stock options and 25% in the form of restricted stock units, with the number of stock options remaining generally consistent (within a range of 15%) from year to year, except in those cases where an executive officer has been promoted or is otherwise the subject of a structured program to bring his or her total compensation in line with benchmarking metrics. This was the case with Mr. Conway in fiscal 2012, when, in connection with his promotion to the position of Chief Executive Officer at the outset of the fiscal year, the Company awarded Mr. Conway a greater number of stock options in fiscal 2012 (70,000) than it did in fiscal 2011 (40,000).

Long-term Equity Incentive Compensation Decisions for Fiscal 2012

At the outset of fiscal year 2012 (on December 12, 2011), non-qualified options for the purchase of the Company’s common stock and restricted stock units were granted to our named executive officers pursuant to the 2009 Incentive Plan, as follows:

Name	Shares Subject to Time-Based Vesting Option Grant	Exercise Price(1)	Number of Time-Based Vesting Restricted Stock Units
Norman E. Johnson	120,000	$49.91	11,488
Christopher L. Conway	70,000	$49.91	5,319
David J. Fallon	25,000	$49.91	1,596
Sam Ferrise	35,000	$49.91	2,822
David J. Lindsay	17,000	$49.91	1,330
Richard M. Wolfson	25,000	$49.91	1,500

(1)	Each option has an exercise price equal to the fair market value of our common stock at the time of grant,

as determined by the closing price of the stock on the date of the grant, or the closing price of the next business day if the market is not open on the grant date.

Grants of time vested restricted stock units are not deemed “performance based compensation” under Section 162(m), as an executive officer will realize at least some value from the grant of such units even if the market value of the Company’s common stock declines over the vesting period.

Perquisites.  The Company’s officers receive the following limited perquisites, which the Committee annually reviews and which the Company believes are important to attracting and retaining executive talent, including the named executive officers.

•	Company-paid physicals, the results of which are shared with the Company. These Company-paid physicals are also provided to various members of senior management outside of the named executive officer group.
•	Reimbursement of an amount up to 3% of the executive’s base salary for financial planning, tax preparation and estate planning provided by service providers acceptable to the Company. This benefit is also provided to various members of senior management outside of the named executive officer group, and those who receive this benefit typically do not avail themselves of the full value of the financial planning perquisite each year. In practice, therefore, the Company typically expends less than $35,000 per year on this perquisite in the aggregate in any given year.
•	A leased car and payment of attendant operating costs. This benefit is provided to all officers of a certain level of the Company and its significant domestic subsidiaries, and not just the named executive officers.

The Company does not pay tax gross-ups associated with these perquisites, and the individual recipients are responsible for all related personal income taxes. The Company does, however, gross up and reimburse reasonable relocation expenses for all eligible relocating employees as part of the Company's general relocation policy. No named executive officer received any relocation expense reimbursements during fiscal 2012.

No executive officer other than the Chief Executive Officer or Executive Chairman may use Company aircraft for non-business purposes, although on rare occasions the Company may permit an executive officer other than the Chief Executive Officer or Executive Chairman to bring his or her spouse on a business trip. In such case, IRS regulations may require the Company to treat this as a personal benefit to the executive (depending on the number of Company personnel on the aircraft) and the Company would bear the expense of providing such benefit. This occurred one time in fiscal 2012, when the spouses of Mr. Johnson, Mr. Conway and Mr. Wolfson flew on the corporate plane in connection with the January board meeting. Messrs. Johnson, Conway and Wolfson personally bore the income tax burdens associated with this travel, which tax amounts were equivalent to the cost of a commercial airline ticket.

Although the Company does not have a written policy regarding the non-business use of Company aircraft by the Chief Executive Officer or Executive Chairman, such non-business use occurs very infrequently. Mr. Johnson, the Company’s Executive Chairman during fiscal 2012, and Mr. Conway, the Company’s Chief Executive Officer during virtually all of fiscal 2012, did not use the Company plane at all during fiscal 2012 for non-business purposes. If they had, the cost of any non-business flight would have been borne by the Company, but an amount calculated in accordance with applicable IRS regulations would have been included in his gross income for the year and he would have borne all associated taxes.

The value of the perquisites and other benefits payable to the named executive officers is set forth in the “Summary Compensation Table” under the heading “All Other Compensation”.

Executive Insurance Benefits

The Company pays the premiums for supplemental life insurance policies owned by Mr. Lindsay and another member of senior management who is not a named executive officer, which will pay their respective beneficiaries an amount equal to approximately two times their respective base salaries upon their deaths. The

Company does not pay tax gross-ups associated with these premium payments, and the individuals covered by the policies are responsible for all related personal income taxes. Prior to his retirement on November 30, 2012, the Company paid the premiums for a similar policy for Mr. Johnson.

In addition, the Company itself owns a life insurance policy on Mr. Lindsay, which will pay his named beneficiary an additional amount equal to approximately two times his base salary upon Mr. Lindsay's death, with any remainder going to the Company. Prior to his retirement on November 30, 2012, the Company owned a similar policy on Mr. Johnson, which Mr. Johnson purchased in accordance with the terms of the policy following his retirement.

The foregoing supplemental life insurance benefits are provided to Mr. Lindsay and the other individual referenced above in order to compensate them for the loss of a benefit provided under a legacy supplemental life insurance program that is no longer in effect.

The Company also provides each of the named executive officers (and certain other members of management who are not executive officers) with supplemental disability insurance coverage totaling between approximately 75% and 110% of their respective cash compensation in the event they are disabled. The precise level of coverage depends on the nature and severity of the disability. Under the disability program available to employees generally, this amount would otherwise be capped at 50%.

The value of the Company-paid insurance premiums and any amounts described above are included in the “Summary Compensation Table” under the heading “All Other Compensation” and further broken down in the table entitled “All Other Compensation”. The Company believes that the provision of the extra insurance coverage described above to the Company’s named executive officers is an important element in attracting and retaining executive officers.

Retirement Plans

The Company maintains several retirement plans, in which certain of our named executive officers participate, or, in the case of Mr. Johnson prior to his retirement, participated. A full description of these plans and the named executive officers’ participation therein is set forth in this Proxy Statement under the heading “Retirement Plans” below, and the estimated total annual retirement benefits payable to the named executive officers is described in the Pension Benefits Table. There were no changes to the terms of any of the Company's retirement plans or to the individuals who are entitled to participate therein during fiscal 2012.

As discussed in greater detail under the heading “Retirement Plans” below, the Company maintains the 1994 Executive Retirement Plan (the “Executive Retirement Plan”), which was amended and restated with an effective date of January 1, 2008 solely to comply with Section 409A of the Internal Revenue Code of 1986 (“409A”). Only Mr. Johnson participated in the Executive Retirement Plan during fiscal 2012, and no executive officer participates in the Executive Retirement Plan currently. In accordance with the terms of the Executive Retirement Plan, Mr. Johnson received a lump sum payment of $13,524,319 in early December of 2012, which represented the first portion of his benefits under the Executive Retirement Plan following his retirement at the end of fiscal 2012. He will receive the balance of his benefits in another lump sum payment of $7,631,415 in early June of 2013 in accordance with the requirements of 409A. The amount of these payments was calculated with reference to a rolling 36-month average of an interest rate published on a monthly basis by the Pension Benefit Guaranty Corporation measured from the date of his retirement.

Employment Agreements

No named executive officer has an employment agreement with the Company, and his employment relationship with the Company is therefore “at will”. Mr. Johnson had an employment agreement with the Company that expired upon his retirement on November 30, 2012. This agreement was entered into in 2000, when Mr. Johnson was named Chairman and Chief Executive Officer of the Company, and amended several times during his tenure with the Company, including to conform to 409A.

Mr. Johnson’s employment agreement, as amended, provided that Mr. Johnson would be employed as the Company’s Chairman, President and Chief Executive Officer. On October 5, 2011, however, Mr. Johnson agreed to assume the role of Executive Chairman and no longer serve as Chief Executive Officer effective as of December 13, 2011. This was done in connection with the agreed management succession plan and negotiated arrangement with Mr. Johnson, as discussed further above.

Because Mr. Johnson retired as expected on November 30, 2012, no further payments under his employment agreement are due or payable, although Mr. Johnson will be entitled to his retirement-related benefits in accordance with the terms of the respective Company retirement plans in which he participated.

Change in Control Agreements

The Company has entered into Change in Control Agreements with each of the named executive officers and with various members of management other than the named executive officers. Mr. Johnson’s Change in Control Agreement terminated upon his retirement on November 30, 2012. The Company believes that the protections afforded through the termination and change in control provisions of the Company’s agreements with the Company’s named executive officers are an important element in attracting and retaining executive officers and would help to enable executives to focus on maximizing the value of the Company in the event there was any potential change in control transaction involving the Company. No Change in Control Agreements were entered into or amended in fiscal 2012.

The change in control provisions of the Change in Control agreements between the company and the named executive officers and the economic consequences of such a change in control for each of the named executive officers (other than Mr. Johnson) are discussed further below under the heading “Potential Payments Upon Termination or Change of Control”. Because the Change in Control Agreements constitute a binding obligation of the Company, the Company does not have the ability to unilaterally modify their terms, and the Committee does not consider individual terms of these agreements in its assessment or determination of an executive officer's annual compensation.

Stock Ownership Guidelines

The Company has established stock ownership guidelines for executive officers. These guidelines require that executive officers, after a five-year period from the time they become executive officers, own Company common stock with a value ranging from a minimum of two times annual salary for officers at the level of corporate vice president to a minimum of four times annual salary for the Company’s Chief Executive Officer. In each case, shares subject to in-the-money options granted to an officer as well as grants of restricted stock units count toward the fulfillment of these guidelines. The Committee oversees these guidelines and reviews each covered executive’s standing in respect of the same once per year. In January of 2013, the Committee determined that all of the Company’s executives complied with the guidelines based on their respective tenure as an executive officer of the Company.

Compensation Decisions for 2013

The Company undertook several decisions in respect of executive compensation for fiscal 2013, as detailed below. Because he retired on November 30, 2012, Mr. Johnson will not receive compensation from the Company in respect of fiscal 2013, and, as such, all of the references below to “executive officers” or “named executive officers” do not apply to Mr. Johnson.

Compensation Decisions Related to Mr. Conway

As discussed further above, the Board structured Mr. Conway’s compensation package in a conservative manner in view of the fact that Mr. Conway is relatively new to the Chief Executive Officer role, setting Mr. Conway’s total target compensation for fiscal 2012 significantly below the 25th percentile of the Company’s peer group and survey data with respect to CEO compensation. The Board resolved to continue this conservative philosophy with respect to Mr. Conway in fiscal 2013. Although, as detailed below, Mr. Conway received increases in all of the constituent parts of his target compensation (i.e., salary, bonus target, stock options and restricted stock units) in fiscal 2013, his total target compensation levels remain well below median to allow for further increases if the Board believes Mr. Conway is continuing to progress as an effective leader of the Company over time.

Salaries and Target Bonuses

On December 17, 2012 (which is at the outset of fiscal 2013), the Committee approved increases to the base salaries of the executive officers.

As part of its plan to gradually increase Mr. Conway’s compensation to competitive levels, the Committee increased Mr. Conway's base salary from $500,000 to $600,000 and his target bonus percentage from 75% to 85%. Despite these increases, Mr. Conway’s target cash compensation for fiscal 2013 remains among the lowest target cash compensation of any of the Chief Executive Officers within the Company’s peer group. With respect to Mr. Fallon, the Committee increased his base salary by 17%, to $350,000, and increased his target bonus percentage from 50% to 55%. The Committee did this in recognition of the fact that Mr. Fallon’s base salary, target bonus and total compensation were (and remain) significantly below median compared to the Company's peer group and with respect to survey data. With respect to Mr. Wolfson, the Committee increased his base salary by 6%, to $300,000, and increased his target bonus percentage from 40% to 45%. The Committee did this in recognition of the fact that Mr. Wolfson’s base salary, target bonus and total compensation were below median compared to the Company's peer group and with respect to survey data.

The Committee also approved a standard merit increase of 3% for Mr. Lindsay and Mr. Ferrise, increasing their base salaries to $258,000 and $390,000, respectively, but did not alter their respective target bonus percentages for fiscal 2013. Mr. Lindsay’s target bonus percentage thus remains at 40% of base salary, and Mr. Ferrise’s at 50%.

The following table shows the base salaries of each of the named executive officers in fiscal 2012 versus 2013, rounded to nearest thousand:

Name	2012 Base Salary ($)	2013 Base Salary ($)
Norman E. Johnson	765,000	N/A
Christopher L. Conway	500,000	600,000
David J. Fallon	300,000	350,000
Sam Ferrise	379,000	390,000
David J. Lindsay	250,000	258,000
Richard M. Wolfson	282,000	300,000

Equity Grants

With respect to equity-based incentives, on December 17, 2012 (which is at the outset of fiscal 2013), the Committee approved grants of stock options and restricted stock units to each of the named executive officers other than Mr. Johnson, as set forth in the following table. In the case of the grant made to Mr. Wolfson, it includes a special one-time additional grant of 1,111 restricted stock units (having an approximate fair market value of $50,000) that was authorized by the Committee in recognition of Mr. Wolfson’s accomplishments in connection with a significant litigation matter involving the Company’s subsidiary, TransWeb LLC.

All stock options and restricted stock units reflected below are subject to the Company's normal 4-year vesting schedule and were granted at the grant date closing price of $45.19.

Fiscal Year 2013 Option and RSU Grants

Name	Shares Subject to Stock Options (#)	Restricted Stock Units (#)
Norman E. Johnson	N/A	N/A
Christopher L. Conway	100,000	8,000
David J. Fallon	35,000	1,944
Sam Ferrise	35,000	3,033
David J. Lindsay	18,000	1,433
Richard M. Wolfson	27,500	2,778

Deductibility of Executive Compensation

In establishing executive compensation, the Company considers its deductibility under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct non-performance based compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under its incentive plans is generally fully deductible for federal income tax purposes other than with respect to amounts realized in respect of time based vested restricted stock units. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Robert H. Jenkins, Chairman
James W. Bradford, Jr.
Robert J. Burgstahler
Paul Donovan
Mark A. Emkes

The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Risk Assessment

As discussed earlier in this Proxy Statement, the Compensation Committee is responsible for overseeing risks associated with the Company’s compensation programs. The Compensation Committee discharges this responsibility by reviewing participation in and the mechanics of the Company's various short-and long-term incentive programs as well as other executive compensation related practices and policies. In addition, the Audit Committee’s annual formal assessment of the risks facing the Company specifically includes a review of compensation-related risks, and the results of this assessment are communicated to and considered by the entire Board. Based on this assessment and the other factors discussed below, the Company and the Compensation Committee believe that the Company's compensation programs and policies for its employees do not incentivize employees to take excessive risks and do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Company further believes that various elements of its compensation programs and policies help mitigate risk to the Company, including the following:

•	As confirmed by the Company’s independent compensation advisor, FWC, the total annual target compensation levels of the Company's executives are conservative and typically at or below median of the Company's peer group and survey data.
•	The Company awards a significant portion of an executive's compensation in the form of long-term equity grants, including a significant amount of value in the form of restricted stock units, thus giving executives a meaningful stake in the long-term success of the Company.
•	The Company's normal vesting schedule for equity grants is four years. In addition to the retention benefits that such a vesting period provides the Company, it also incentivizes management to make decisions that will create and sustain shareholder value over the longer-term.
•	The Company has meaningful share ownership guidelines for its executive officers, with which all executive officers currently comply.

•	The Company's CVA Model offers several benefits from a risk mitigation perspective. First, the CVA Model focuses on operating profit, which derive from the independently audited financial results of the Company. Second, the CVA Model's “deemed capital expenditure” rule (i.e., the rule by which executives are unable to lower the amount of net managed assets by avoiding or postponing capital expenditures) mitigates the risk that the CVA Formula will be manipulated to produce artificially high payouts. Third, the Committee maintains discretion to reduce CVA awards if necessary.
•	The Compensation Committee uses tally sheets in order to monitor executive compensation holistically, and is thus better able to monitor risk associated with executive compensation.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non Qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
NORMAN E. JOHNSON* Former Executive Chairman and Chief Executive Officer	2012	765,000	573,366	1,364,400	483,863	3,693,221	206,860	7,086,710	(7)
	2011	763,038	564,423	1,222,800	1,480,455	3,690,021	183,582	7,904,319
	2010	734,481	472,129	938,400	2,501,917	960,089	218,239	5,825,255
CHRISTOPHER L. CONWAY** Chief Executive Officer	2012	486,538	265,471	880,600	273,191	—	45,269	1,951,069
	2011	321,154	118,894	476,000	366,533	—	48,005	1,330,586
	2010	242,500	45,834	130,650	368,670	—	35,417	823,071
DAVID J. FALLON Vice President – Chief Financial Officer	2012	298,154	79,656	314,500	114,491	—	28,229	835,030
	2011	274,385	72,133	297,500	250,524	—	22,868	917,410
	2010	253,269	—	25,490	304,493	—	27,265	610,517
SAM FERRISE President, Baldwin Filters, Inc.	2012	378,154	140,846	440,300	91,241	33,443	32,774	1,116,758
	2011	366,849	134,623	416,500	298,388	11,725	32,262	1,260,347
	2010	350,638	126,164	304,850	579,868	11,056	38,127	1,410,703
DAVID J. LINDSAY Vice President – Chief Administrative Officer	2012	246,769	66,380	213,860	77,239	248,823	43,641	896,712
	2011	207,129	54,346	261,800	189,117	178,938	54,133	945,463
	2010	195,337	50,259	191,620	313,126	68,064	53,432	871,838
RICHARD M. WOLFSON Vice President – General Counsel & Corporate Secretary	2012	281,308	74,865	314,500	88,049	—	29,760	788,482
	2011	272,000	71,362	297,500	248,347	—	34,721	923,930
	2010	259,231	67,733	217,750	415,547	—	33,731	993,992

*	Mr. Johnson retired from his position as Chief Executive Officer of the Company effective December 13, 2011 and retired from his position as Executive Chairman of the Company effective November 30, 2012.
**	Mr. Conway was appointed to the position of Chief Executive Officer effective December 13, 2011. Prior to such appointment, Mr. Conway served as President and Chief Operating Officer of the Company
(1)	The amounts shown in this column are before any deferrals under the terms of the Deferred Compensation Plan. Additional information about deferred amounts can be found in the “Nonqualified Deferred Compensation in Fiscal Year 2012” table.
(2)	The amounts in this column represent the aggregate grant date fair value of restricted stock units, computed in accordance with FASB ASC Topic 718, granted in the years set forth above, using the closing market price of Company stock on the grant date. In the case where the grant date was not a business day, the most recent closing market price of Company stock was used.
(3)	The amounts shown in this column represent the aggregate grant date fair value of the stock options, computed in accordance with FASB ASC Topic 718, granted in the years set forth above, using a Black-Scholes valuation methodology. Set forth below are the assumptions made in determining grant date fair value, which are also discussed in Note M. to our consolidated financial statements included in our 2012 10-K.

Grant Date	Volatility (%)	Risk-Free Interest Rate (%)	Dividend Yield (%)	Expected Life (Years)
12/13/2009*	25.6	3.04	1.25	6.2
01/12/2010	25.7	3.22	1.25	6.2
12/13/2010*	25.6	2.64	0.98	6.5
12/13/2010**	26.4	1.91	0.98	5.0
12/12/2011*	26.5	1.45	0.96	6.1
12/12/2011**	27.5	0.87	0.96	5.0

*	Applicable to grants made to all named executive officers other than Mr. Johnson.
**	Applicable to grants made to Mr. Johnson.
(4)	Payment for 2012, 2011 and 2010 performance, as applicable, under the terms of the CVA Plan and the CVA Model, both of which are described in detail under the heading of Performance-Based Cash Incentive Compensation in the Compensation Discussion and Analysis.
(5)	Amounts consist of the change in annual actuarial present value of pension benefits, as also reported in the table entitled “Pension Benefits for Fiscal Year 2012”. The discount and lump-sum interest rates decreased slightly for the Pension, Supplemental Plan and Executive Retirement Plan. Thus, the increase for Mr. Johnson and Mr. Lindsay is due to both an increase in compensation and a decrease in discount and lump-sum interest rates, while the increase for Mr. Ferrise is due to a decrease in the discount and lump-sum interest rates. The Deferred Compensation Plan does not provide for above-market or preferential earnings.
(6)	See the table immediately below which describes each component of the “All Other Compensation” column for fiscal 2012.
(7)	Pursuant to the Executive Retirement Plan, Mr. Johnson was entitled to receive a lump sum payment of $21,155,734 as a result of his retirement on November 30, 2012. On December 3, 2011, Mr. Johnson received $13,524,319, representing approximately 64% of the lump sum benefit payable to him. Due to restrictions imposed by 409A, Mr. Johnson was required to wait six months following his retirement to collect the remaining approximately 36%, equal to $7,631,415, payable under the Executive Retirement Plan. In addition, all 300,000 unvested options of Mr. Johnson vested immediately upon his retirement on November 30, 2012, pursuant to the terms of applicable award agreements, which unvested options had a value on such date of $1,569,600, based on the difference between the exercise price of such vested stock options and $46.38, the closing price of the Company’s stock on November 30, 2012. In addition, a total of 32,610 restricted stock units of Mr. Johnson vested in full upon his retirement on November 30, 2012, pursuant to the terms of applicable award agreements, which unvested restricted stock units had a value on such date of $1,512,452 based on the $46.38 closing price of the Company’s stock on November 30, 2012. Mr. Johnson was required to defer receipt of the shares underlying the 32,610 restricted stock units until May 30, 2013 to comply with 409A.

All of the foregoing is reflected in the “Potential Payments Upon Termination or Change in Control Table” on page 49 and discussed in the relevant footnotes to such table.

“ALL OTHER” COMPENSATION

	401(k) Match(1) ($)	Insurance Premiums Paid(2) ($)	Dividends Paid(3) ($)	Perquisites and Personal Benefits(4)					Total “All Other Compensation” ($)
				Company Car ($)	Financial Planning ($)	Physical Exam ($)	Non-Business Aircraft Usage ($)	Other ($)
Norman E. Johnson	3,750	81,236	58,967	30,623	22,950	8,771	563	—	206,860
Christopher L. Conway	10,000	3,256	5,456	16,842	4,672	4,021	1,023	—	45,269
David J. Fallon	10,000	2,160	1,623	11,395	—	3,051	—	—	28,229
Sam Ferrise	10,000	5,322	4,044	13,408	—	—	—	—	32,774
David J. Lindsay	3,750	17,384	1,730	13,169	3,174	4,434	—	—	43,641
Richard M. Wolfson	10,000	1,608	2,731	14,313	85	—	1,023	—	29,760

(1)	Mr. Lindsay participates in and Mr. Johnson participated in the Old 401(k) Plan (as defined below) which matches $.50 for each dollar contributed, up to the first 3% of eligible compensation; Mr. Conway, Mr. Fallon, Mr. Ferrise, and Mr. Wolfson are participants in the New 401(k) Plan (as defined below) which matches $1.00 for each dollar contributed, up to the first 3% of eligible compensation and $.50 for each dollar contributed up to the next 2% of eligible compensation.

As discussed, the match under these plans is now discretionary and occurs following the end of the fiscal year. The amounts in this column were thus paid after the end of fiscal 2012, but since they correspond to contributions made by the named executive officers during fiscal 2012, they are included in this column.

Because the Company match under the New 401(k) Plan is now discretionary, the named executive officers may have to forfeit some portion of the Company match in order for the plan to comply with IRS rules regarding “top-heavy” plan participation. The amounts shown in this column thus represent a maximum match figure based on the named executive officers' respective contributions to the plan. Their actual match amounts will be determined during the course of fiscal 2013 and may be lower.

(2)	The amounts shown in this column represent premiums paid for supplemental executive life insurance and supplemental executive long term disability insurance.
(3)	The amounts in this column represent dividends paid on unvested restricted stock units and deferred restricted stock units. There is academic debate about whether such amounts are already reflected in the closing stock price (i.e., the fair market value) of these units. To the extent they are, then these amounts are effectively being double counted and should not be included in this table (and thus they should also be excluded from the Summary Compensation Table). However, the Company has elected to separately identify these dividend payments.
(4)	All amounts shown are valued at the incremental cost to the Company of providing the benefit. The incremental cost of the Company aircraft use for a non-business flight is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return flight. Variable operating costs include: (1) landing, parking, crew travel and flight planning services expense; (2) supplies, catering and crew traveling expenses; (3) aircraft fuel and oil expenses; (4) maintenance, parts, and external labor (inspections and repairs); and (5) any customs, foreign permit and similar fees. Fixed costs that do not vary based upon usage are not included in the calculation of direct operating cost.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2012

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(5) (#)		All Other Option Awards: Number of Securities Underlying Options(6) (#)		Exercise or Base Price of Option Awards(7) ($/share)	Grant Date Fair Value of Stock and Option Awards(8) ($)
Name	Grant Date	Threshold(2) ($)	Target(3) ($)	Maximum(4) ($)
Norman E. Johnson
Annual Cash Incentive Plan	N/A	76,500	650,250	2,601,000
Restricted Stock Units	12/12/2011				11,488	(9)				573,366
Stock Options	12/12/2011						120,000	(9)	49.91	1,364,400
Christopher L. Conway
Annual Cash Incentive Plan	N/A	50,000	375,000	1,500,000
Restricted Stock Units	12/12/2011				5,319					265,471
Stock Options	12/12/2011						70,000		49.91	880,600
David J. Fallon
Annual Cash Incentive Plan	N/A	30,000	150,000	600,000
Restricted Stock Units	12/12/2011				1,596					79,656
Stock Options	12/12/2011						25,000		49.91	314,500
Sam Ferrise
Annual Cash Incentive Plan	N/A	37,900	189,500	758,000
Restricted Stock Units	12/12/2011				2,822					140,846
Stock Options	12/12/2011						35,000		49.91	440,300
David J. Lindsay
Annual Cash Incentive Plan	N/A	25,000	100,000	400,000
Restricted Stock Units	12/12/2011				1,330					66,380
Stock Options	12/12/2011						17,000		49.91	213,860
Richard M. Wolfson
Annual Cash Incentive Plan	N/A	28,200	112,800	451,200
Restricted Stock Units	12/12/2011				1,500					74,865
Stock Options	12/12/2011						25,000		49.91	314,500

(1)	The amounts in these columns represent the range of potential payouts for fiscal year 2012 under the CVA Model as described in the Compensation Discussion and Analysis. See the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” for the amount actually paid to each named executive officer for 2012 performance using the CVA Model under the 2009 Incentive Plan.
(2)	The amount shown as Threshold in this column represents the payout of the named executive officer at Level 1 under the CVA Model.
(3)	The amount shown as Target in this column represents the payout of the named executive officer at Level 6 under the CVA Model.
(4)	The amount shown as Maximum presents the respective payouts to the named executive officers at Level 16 under the CVA Model. Level 16, which was achieved in fiscal 2010, was the highest level achieved in the Company’s history, and the Company believes it is reflective of a realistic maximum payout that a named executive officer could likely receive. Pursuant to the 2009 Incentive Plan, no individual can receive more than $3 million.
(5)	The amounts shown in this column represent restricted stock units granted under the 2009 Incentive Plan on December 12, 2011, as described in the Compensation Discussion and Analysis.
(6)	The amounts shown in this column represent stock options granted under the 2009 Incentive Plan on December 12, 2011, as described in the Compensation Discussion and Analysis.
(7)	Each option granted has an exercise price equal to the closing price of the Company's stock on December 12, 2011, the date the option was granted.

(8)	The amounts shown in this column represent the aggregate grant date fair value of the stock options and restricted stock units granted, computed in accordance with FASB ASC Topic 718. Each restricted stock unit was valued at $49.91, the closing market price of the Company's stock on the grant date. Each stock option was valued on the grant date using a Black-Scholes valuation methodology, using the assumptions referenced in footnote 3 to the Summary Compensation Table.
(9)	In connection with Mr. Johnson's retirement from the Company effective November 30, 2012, all restricted stock units and stock options granted to Mr. Johnson on December 12, 2011 vested in full on November 30, 2012 pursuant to the terms of the applicable award agreements, except that due to the requirements of 409A, Mr. Johnson was required to defer receipt of the 11,488 shares underlying the restricted stock units until May 30, 2013 (i.e., six months following his retirement date on November 30, 2012).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2012

							Stock Awards(2)
	Option Awards(1)					Grant Date	Number of Shares or Units of Stock Held That Have not Vested (#)	Market Value of Shares or Units of Stock Held That Have not Vested(3) ($)
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Grant Date	Exercisable	Unexercisable
Norman E. Johnson	12/12/2004	120,000		26.08	12/11/2014
	11/18/2005	120,000		28.79	11/17/2015
	12/17/2006	120,000		33.75	11/30/2015
	12/16/2007	120,000		36.48	11/30/2015
	12/14/2008	120,000		32.78	11/30/2017
	12/13/2009	120,000		32.30	11/30/2017
	12/13/2010	120,000		42.86	11/30/2017
	12/12/2011	120,000		49.91	11/30/2017
Christopher L. Conway	08/28/2006	2,000		28.13	08/27/2016
	12/17/2006	1,500		33.75	12/16/2016
	12/16/2007	5,000		36.48	12/15/2017
	12/14/2008	7,500	2,500	32.78	12/13/2018	12/14/2008	366	16,975
	12/13/2009	7,500	7,500	32.30	12/12/2019	12/13/2009	709	32,883
	12/13/2010	10,000	30,000	42.86	12/12/2020	12/13/2010	2,080	96,470
	12/12/2011		70,000	49.91	12/11/2021	12/12/2011	5,319	246,695
David J. Fallon	01/12/2010	1,368	1,367	33.96	01/11/2020
	12/13/2010	6,250	18,750	42.86	12/12/2020	12/13/2010	1,262	58,532
	12/12/2011		25,000	49.91	12/11/2021	12/12/2011	1,596	74,022
Sam Ferrise	11/18/2005	35,000		28.79	11/17/2015
	12/17/2006	35,000		33.75	12/16/2016
	12/16/2007	35,000		36.48	12/15/2017
	12/14/2008	26,250	8,750	32.78	12/13/2018	12/14/2008	1,039	48,189
	12/13/2009	17,500	17,500	32.30	12/12/2019	12/13/2009	1,952	90,534
	12/13/2010	8,750	26,250	42.86	12/12/2020	12/13/2010	2,356	109,271
	12/12/2011		35,000	49.91	12/11/2021	12/12/2011	2,822	130,884
David J. Lindsay	12/14/2003	23,000		22.80	12/13/2013
	12/12/2004	23,000		26.08	12/11/2014
	11/18/2005	21,700		28.79	11/17/2015
	12/17/2006	21,700		33.75	12/16/2016
	12/16/2007	21,700		36.48	12/15/2017
	12/14/2008	16,500	5,500	32.78	12/13/2018	12/14/2008	436	20,222
	12/13/2009	11,000	11,000	32.30	12/12/2019	12/13/2009	778	36,084
	12/13/2010	5,500	16,500	42.86	12/12/2020	12/13/2010	951	44,107
	12/12/2011		17,000	49.91	12/11/2021	12/12/2011	1,330	61,685
Richard M. Wolfson	12/14/2008		6,250	32.78	12/13/2018	12/14/2008	573	26,576
	12/13/2009		12,500	32.30	12/12/2019	12/13/2009	1,049	48,653
	12/13/2010	6,250	18,750	42.86	12/12/2020	12/13/2010	1,249	57,929
	12/12/2011		25,000	49.91	12/11/2021	12/12/2011	1,500	69,570

(1)	All stock option awards become exercisable over a four-year period at the rate of 25% per year, beginning one year from the grant date, except for the following grants: (i) the 12/12/2004 and 11/18/2005 grants to Messrs. Johnson, Ferrise and Lindsay which became exercisable immediately; and (ii) all outstanding options to Mr. Johnson, which vested immediately upon his retirement on November 30, 2012, the day prior to the end of fiscal 2012, pursuant to the terms of the applicable award agreements.
(2)	All stock awards are restricted stock units. The restricted stock units vest over a four-year period at the rate of 25% per year, beginning one year from the grant date indicated. The 2009 Incentive Plan provides for a deferral feature that allows participants to defer the receipt of the underlying shares for any number of full years up to ten or until the termination of employment. At the end of fiscal 2012, Mr. Fallon had deferred a total of 421 units, Mr. Conway had deferred a total of 2,548 units and Mr. Wolfson had deferred a total of 1,146 units. In connection with Mr. Johnson's retirement from the Company a total of 32,610 unvested restricted stock units were vested in full on November 30, 2012, the date of his retirement and a day prior to the end of fiscal 2012, pursuant to the terms of the applicable award agreements. Due to the requirements of 409A, Mr. Johnson was required to defer receipt of the shares underlying these 32,610 restricted stock units, as well as the shares underlying an additional 86,516 vested restricted stock units that Mr. Johnson had previously deferred, until May 30, 2013 (i.e., six months following his retirement date of November 30, 2012.)
(3)	Valued at the closing price of $46.38 on November 30, 2012, the last trading day of the fiscal year.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2012

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise(1) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(2) ($)
Norman E. Johnson(3)	37,634	2,926,635	20,975		1,013,932
Christopher L. Conway	—	—	1,601	(4)	77,392
David J. Fallon	—	—	421	(5)	20,351
Sam Ferrise	9,739	883,050	3,649		176,393
David J. Lindsay	—	—	1,481		71,592
Richard M. Wolfson	17,925	239,972	1,951		94,311

(1)	Calculated by multiplying the number of shares of common stock issued upon exercise of stock options by the difference between the option exercise price and the closing price of the Company’s common stock on the day immediately preceding the date of exercise.
(2)	Calculated using the closing price of our stock on the date of vesting.
(3)	In connection with Mr. Johnson's retirement from the Company, a total of 32,610 unvested restricted stock units were vested in full on November 30, 2012, the day prior to the end of fiscal 2012, pursuant to the terms of the applicable award agreements. However, Mr. Johnson was required to defer receipt of these 32,610 restricted stock units until May 30, 2013 to comply with 409A.
(4)	Mr. Conway elected to defer receipt of all 907 of these shares for a period of 10 years.
(5)	Mr. Fallon elected to defer receipt of all 421 of these shares until 2015.

Retirement Plans

Certain employees of the Company and its subsidiaries, including several of the named executive officers, are eligible to receive benefits under the CLARCOR Inc. Pension Plan (the “Pension Trust”). The amount of the Company’s contribution to the Pension Trust in respect to a specified person cannot be individually calculated.

The Pension Trust provides benefits calculated under a Social Security step-rate formula based on career compensation. Benefits are payable for life with a guarantee of 120 monthly payments. The formula accrues an annual benefit each plan year equal to the sum of (a) plan year compensation up to age 65 covered compensation in effect each December multiplied by 0.012 plus (b) any excess of such plan year compensation over age 65 covered compensation (subject to Internal Revenue Service limitations applicable to all qualified retirement plans) multiplied by 0.0175. The aggregate of all annual accruals plus the benefit accrued at November 30, 1989 under prior plans is the amount of annual pension.

The present value of the accumulated benefits under the Pension Trust at normal retirement (age 65) for each of the named executive officers are reflected in the tables below. Such retirement benefits are not subject to any reduction for Social Security amounts.

Effective January 1, 2004, the Board adopted a program pursuant to which the pension benefits payable under the Pension Trust to most employees of the Company were frozen. As to these employees, no further benefits will accrue under the Pension Trust. As a substitute benefit the Company implemented a new 401(k) plan (the “New 401(k) Plan”) which is available to substantially all United States employees of the Company and its subsidiaries. Until it was amended in fiscal 2009, the New 401(k) Plan provided that the Company will match all contributions by a participant up to 3% of his or her compensation and 50% of the next 2% of such compensation contributed. Following the amendment, such match is no longer mandatory but rather discretionary on the part of the Company.

The Company offered employees who were both at least 40 years old and had 10 years of service the option of continuing to participate in the Pension Trust or adopting the New 401(k) Plan. Those employees electing to continue participation in the Pension Trust also are eligible to continue to participate in the Company’s previously established 401(k) Plan (the “Old 401(k) Plan”). Under the Old 401(k) Plan, the Company will match 50% of contributions by a participant up to 3% of his or her compensation. Messrs. Johnson and Lindsay elected to continue to participate in the Pension Trust. In the case of Mr. Lindsay, he will continue to accrue benefits under the Pension Trust until he retires. In the case of Mr. Johnson, he ceased accruing benefits under the Pension Trust upon his retirement on November 30, 2012. Mr. Ferrise was not eligible to continue to participate in the Pension Trust, and Messrs. Conway, Wolfson and Fallon were not with the Company when this option was made available. The amounts currently payable to Mr. Ferrise pursuant to the Pension Trust will not increase or decrease in the future.

Effective December 1, 1994, the Company established two new retirement plans for officers and senior executives of the Company: the 1994 Supplemental Pension Plan and the 1994 Executive Retirement Plan. Both plans were amended effective in January of 2008 to comply with 409A, and the 1994 Executive Retirement Plan was amended on December 14, 2009 to alter the applicable interest rate used to calculate lump sum payments (see discussion under the heading “Retirement Plans” in the Compensation Discussion and Analysis, above.)

The 1994 Supplemental Pension Plan is intended to preserve benefits lost by reason of the maximum limitations on compensation and benefits imposed on tax qualified retirement plans by the Internal Revenue Code of 1986. The 1994 Executive Retirement Plan provides a monthly benefit to a participant equal to (a) 65% of his average monthly compensation with respect to the three consecutive fiscal years for which he received the highest compensation, reduced by (b) his monthly normal retirement benefit provided by the Pension Trust. A minimum of 15 years of service after attainment of the age of 40 is required to earn a full benefit of 65% of compensation at retirement. The annual benefit is payable as a life annuity commencing at age 65 with payments for 15 years guaranteed. Alternatively, a recipient may elect to receive the present value of the annuity in the form of a lump sum payment under both of the 1994 plans. Assumptions for determination of equivalence between the annuity and lump sum are defined in the plans, and current assumptions are included in the assumptions table below. Prior to his retirement on November 30, 2012, Mr. Johnson participated in both of the 1994 plans. Messrs. Ferrise and Lindsay participate in the 1994 Supplemental Pension Plan, but Mr. Ferrise’s participation is currently frozen. Messrs. Conway, Wolfson and Fallon are not participants in either 1994 plan. Such annual retirement benefits are not subject to reduction for Social Security amounts.

The table below sets forth the following pension benefit information with respect to the Company’s named executive officers under the Pension Trust and the 1994 Supplemental Pension Plan and 1994 Executive Retirement Plan:

PENSION BENEFITS FOR FISCAL YEAR 2012

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)		Payouts During Last Fiscal Year ($)
Norman E. Johnson*	Pension Trust	21	946,929	(3)	0
	Supplemental Pension/Executive Retirement Plans(2)	21	21,155,734	(3)	0
Christopher L. Conway	Pension Trust	N/A	N/A		N/A
	Supplemental Pension Plan	N/A	N/A		N/A
David J. Fallon	Pension Trust	N/A	N/A		N/A
	Supplemental Pension Plan	N/A	N/A		N/A
Sam Ferrise	Pension Trust	2	54,798		0
	Supplemental Pension Plan	2	135,006		0
David J. Lindsay	Pension Trust	25	718,739		0
	Supplemental Pension Plan	25	245,383		0
Richard M. Wolfson	Pension Trust	N/A	N/A		N/A
	Supplemental Pension Plan	N/A	N/A		N/A

*	Mr. Johnson retired from his position as Chief Executive Officer of the Company effective December 13, 2011 and retired from his position as Executive Chairman of the Company effective November 30, 2012.
(1)	The assumptions utilized to calculate the Present Value of Accumulated Benefit are as follows:

	Pension Trust	Executive Retirement Plan	Supplemental Pension Plan
Normal Retirement Age	65	65	65
Discount Rate Before Retirement	3.50%	1.75%	1.75%
Discount Rate After Retirement	3.50%	1.90%	0.75%
Mortality Table After Retirement	RP-2000	UP84	UP84
(2)	The Company and its actuaries do not separate the Supplemental Pension Plan and the Executive Retirement Plan, but rather consider them as a single plan for purposes of calculating the payment amounts. This is because the Executive Retirement Plan “sits on top of” the Supplemental Pension Plan, whereby amounts payable to the executive under the Supplemental Pension Plan are credited against amounts payable under the Executive Retirement Plan. Since the Executive Retirement Plan provides for larger payouts than the Supplemental Pension Plan, the effective result is that the executive receives the amounts due under the Executive Retirement Plan.
(3)	Shortly following his retirement, on December 3, 2012, Mr. Johnson received $13,524,319, representing approximately 64% of the lump sum benefit payable to him under the Executive Retirement Plan. Due to restrictions imposed by 409A, Mr. Johnson is required to wait six months following his retirement to collect the remaining approximately 36%, equal to $7,631,415, which he will receive on June 3, 2013, approximately halfway through the Company's 2013 fiscal year. The $21,155,734 shown in the table above is the sum of these two amounts, and represents the actual total amount that Mr. Johnson will receive under the Executive Retirement Plan in connection with his retirement.

In addition, Mr. Johnson is entitled to begin receiving his benefits under the Pension Trust at any time following his retirement, but has elected to defer initiating these benefits (which are not payable in a lump sum) until a future date of his choosing. The present value of these benefits at the end of fiscal 2012 was $946,929, as reflected in the column entitled “Present Value of Accumulated Benefit” in this table.

Deferred Compensation Plan

The Company has a Deferred Compensation Plan, pursuant to which the Company’s executive officers may elect to defer receipt of cash compensation and vested restricted stock units for up to ten years or the executive’s separation from the Company. Any deferred cash amounts are invested in essentially the same funds available to all employees participating in the new 401(k) plan and the investment choices/allocations are made by the executive. The Company does not pay any above-market or preferential interest to the executive, and any invested amounts are subject to the same market risks as any other investments under either of the Company’s 401(k) plans.

The table below sets forth the following information with respect to the Company’s named executive officers under the Deferred Compensation Plan with respect to fiscal 2012:

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2012

Name	Plan	Executive Contributions in Last FY ($)		Company Contributions in Last FY ($)	Aggregate Earnings in Last FY(4) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Norman E. Johnson	Deferred Cash Compensation(1)	0		0	156,324	0	1,222,488	(5)
	Restricted Stock Units(2)	1,512,452	(3)	0	(224,357)	(323,083)	5,525,064	(6)
Christopher L. Conway	Deferred Cash Compensation(1)	0		0	0	0	0
	Restricted Stock Units(2)	43,844	(3)	0	(5,716)	0	118,175	(6)
David J. Fallon	Deferred Cash Compensation(1)	0		0	0	0	0
	Restricted Stock Units(2)	20,351	(3)	0	(825)	0	19,526	(6)
Sam Ferrise	Deferred Cash Compensation(1)	0		0	0	0	0
	Restricted Stock Units(2)	0		0	0	0	0
David J. Lindsay	Deferred Cash Compensation(1)	0		0	0	0	0
	Restricted Stock Units(2)	0		0	0	0	0
Richard M. Wolfson	Deferred Cash Compensation(1)	0		0	0	0	0
	Restricted Stock Units(2)	0		0	(2,750)	0	53,152	(6)

(1)	Any “Deferred Compensation” amounts in the “Executive Contributions in the Last Fiscal Year” column are also included in the “Salary” column in the “Summary Compensation Table”.
(2)	The Deferred Compensation Plan allows for deferral of restricted stock units for any number of full years up to ten or until termination of employment.
(3)	Amounts represent the value of units which vested and were deferred in fiscal year 2012, based on the closing stock price on the vesting date. Of the restricted stock unit values shown for Mr. Conway and Mr. Fallon, $0 is also included in the entry for each of these named executive officers under the “Stock Awards” column in the “Summary Compensation Table” because such restricted stock units were granted prior to fiscal 2012. Of the restricted stock unit values shown for Mr. Johnson, $573,366 is included in the entry for this executive under the “Stock Awards” column in the “Summary Compensation Table” because the 11,488 restricted stock units that were granted to Mr. Johnson during fiscal 2012 vested upon Mr. Johnson’s retirement on November 30, 2012; however, Mr. Johnson was required to defer receipt of the shares underlying these restricted stock units until May 30, 2013 (i.e., six months following his retirement on November 30, 2012) pursuant to 409A.
(4)	For the Deferred Compensation Plan, earnings are based solely on the results of the investment choices made by the named executive officer. The investment choices are the same funds available to all employees participating in the New 401(k) Plan. For restricted stock units, earnings are calculated as follows: i) number of restricted stock units deferred in fiscal 2012 valued at the change in the closing stock price from the date of vesting to the end of fiscal 2012, plus (ii) the number of restricted stock units that were deferred prior to fiscal 2012, valued by the change in the closing stock price on the first day of fiscal year 2012 to the last day of fiscal year 2012. None of the amounts reflected in the “Aggregate

Earnings in Last FY” column have been reported as compensation in the “Summary Compensation Table”, because above-market or preferential earnings are not available in connection with the items described above.
(5)	Of this amount the following amount was reported under the “Salary” and/or “Bonus” columns in the Summary Compensation Tables in prior years’ proxy statements: Mr. Johnson — $901,259.
(6)	Amount represents the total number of vested restricted stock units deferred as of the end of fiscal 2012, valued at the closing stock price on the last trading day of the fiscal year. The following amounts were reported as compensation to the executive in the Summary Compensation Tables in prior years' proxy statements: Mr. Johnson — $2,425,558; Mr. Conway — $85,910; Mr. Fallon — $18,044; and Mr. Wolfson — $37,566.

Potential Payments Upon Termination or Change in Control

Termination without “Cause” or for “Good Reason”

Mr. Johnson’s employment agreement contemplated severance payments in the event he was terminated without cause or for “good reason”, as defined in such agreement. However, the employment agreement terminated upon his retirement on November 30, 2102, the day prior to the end of fiscal year 2012.

None of the other named executive officers have an employment agreement which contemplates a contractual right to severance. Based on the Company’s past practice, however, the Company likely would provide base salary for up to 12 months in the event a named executive officer was terminated without cause.

Termination in Connection with a Change in Control

All of the named executive officers and various other members of senior management at the Company and its significant business units have Change in Control (CIC) agreements, although Mr. Johnson’s agreement terminated upon his retirement on November 30, 2012. The Company believes that the protections afforded through the CIC agreements are an important element in attracting and retaining senior management personnel, including executive officers. The CIC agreements contain restrictive covenants not to compete with the Company, solicit Company employees or disclose confidential information of the Company for defined periods. No CIC agreements were entered into or amended in fiscal 2012.

The “change in control” provisions of the CIC agreements become effective upon the occurrence of any of the following: (i) the acquisition by any person, entity or group (other than from the Company) of 30% or more of the outstanding securities of the Company which are entitled to vote generally in the election of directors, provided that the persons who were shareholders of the Company immediately prior to such transaction do not immediately thereafter own more than 60% of the Company’s common stock; (ii) individuals who, at the date of the agreement, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the date of the CIC agreements whose election or nomination was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such person was a member of the Incumbent Board; (iii) consummation of a reorganization, merger or consolidation, in each case in respect of which the persons who were shareholders of the Company immediately prior to such transaction do not immediately thereafter own more than 60% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction; or (iv) approval by the shareholders of the Company of a liquidation or dissolution of the Company or the sale of all or substantially all of its assets.

The CIC agreements with the named executive officers provide that the Company agrees to employ these officers, and the officers agree to remain in the employ of the Company, from the date of a change in control to the earlier to occur of the third anniversary of such change in control or the officer’s normal retirement date at a monthly rate of compensation at least equal to the highest monthly base salary which the officer was paid during the 36 calendar months immediately prior to the change in control.

In addition, during that three-year period the Company agrees to provide employee benefits which the named executive officer received (or had the right to receive) during the 12 months immediately prior to the date of the change in control at the highest target percentage rate or target participation level in which the named executive officer participated during any of the 36 months immediately prior to the change of control.

In the event that employment is terminated at any point during the 36 months following a change in control, or during the period beginning 180 days prior to the first public announcement of an intended change in control and ending on the date of change in control if reasonably demonstrated by the named executive officer that the termination was related to the change in control, then, in addition to any accrued and unpaid salary, benefits and vacation time, the terminated named executive officer is entitled to (i) a lump-sum cash payment equal to three times the sum of the named executive officer’s annual salary and annual cash incentive payment, with the annual cash incentive payment being equal to the average cash incentive payment received by the named executive officer over the immediately preceding three years or his target cash incentive payments for the year in question, whichever is greater (“Annual Bonus”), (ii) continued health and welfare benefits and perquisites for the three year period following termination; (iii) a lump sum payment equal to the pension benefits the terminated named executive officer would have earned during the three year period after the termination; (iv) a pro-rata share of the Annual Bonus corresponding to the year of termination; and (v) the vesting of all outstanding and unvested equity awards (i.e., stock options and restricted stock units).

If within three years after a change in control a named executive officer becomes employed by or otherwise engaged or becomes interested (other than as a passive owner of less than 1% of the outstanding securities of a publicly-owned entity) in any business which directly competes with the Company and such employment or activity is likely to cause, or causes, serious damage to the Company, then the Company shall not be obligated to provide any further payments or benefits. If any of such agreements subjects the named executive officer to excise tax under Section 4999 of the Internal Revenue Code, the Company will pay such officer an additional amount calculated so that after payment of all taxes, interest and penalties, the officer retains an amount of such additional payment equal to such excise tax, provided, however, that if excise tax can be avoided by reducing the payouts to the executive by no more than 10% of what he would otherwise receive, then the payouts will be reduced.

The agreements define “termination” to mean termination of employment by the Company for reasons other than death, disability, cause or retirement. “Termination” also includes resignation by the named executive officer after (a) a material adverse reduction in the nature or scope of his authorities, duties or responsibilities, following a change in control, as determined in good faith by the named executive officer; (b) relocation of the named executive officer to a location more than 35 miles away from the his current place of employment; (c) a reduction in compensation, benefits or perquisites after a change in control, (d) failure of any successor to the Company to assume the agreement or a breach by the Company of any provision of the agreement; or (e) a good faith determination by the named executive officer that, as a result of the change in control, he is unable to exercise the authority, power, function or duties contemplated by the agreement.

Potential Payments Upon Termination or Change in Control Table

The following table presents (i) the value of the potential payments to each Named Executive Officer (other than Mr. Johnson) as if the officer’s employment had been terminated as of the last business day of fiscal 2012, and (ii) the value of the actual amounts paid or payable to Mr. Johnson as a result of his retirement effective November 30, 2012.

Name	Severance Pay ($)		Equity with Accelerated Vesting(3),(4) ($)	Retirement Plan Benefits: Pension Plan (Qualified & Executive Retirement Plan) ($)		Continued Perquisites and Benefits(7) ($)	Excise Tax Gross-Up ($)	Total ($)
Norman E. Johnson
Retirement	—		3,082,052	$22,102,663	(6)	—	—	25,184,715
Christopher L. Conway
Death	—		638,224	—		—	—	638,224
Disability	—		638,224	—		—	—	638,224
Retirement	—		—	—		—	—	—
Voluntary	—		—	—		—	—	—
Involuntary (for Cause)	—		—	—		—	—	—
Without Cause or for Good Reason	500,000	(1)	—	—		—	—	500,000
Change in Control	2,625,000	(2)	638,224	—		192,044	1,307,435	4,762,703
David J. Fallon
Death	—		215,532	—		—	—	215,532
Disability	—		215,532	—		—	—	215,532
Retirement	—		—	—		—	—	—
Voluntary	—		—	—		—	—	—
Involuntary (for Cause)	—		—	—		—	—	—
Without Cause or for Good Reason	300,000	(1)	—	—		—	—	300,000
Change in Control	1,569,508	(2)	215,532	—		156,435	632,538	2,574,013
Sam Ferrise
Death	—		836,678	189,804	(5)	—	—	1,026,482
Disability	—		836,678	189,804	(5)	—	—	1,026,482
Retirement	—		—	189,804	(5)	—	—	189,804
Voluntary	—		—	189,804	(5)	—	—	189,804
Involuntary (for Cause)	—		—	189,804	(5)	—	—	189,804
Without Cause or for Good Reason	379,000	(1)	—	189,804	(5)	—	—	568,804
Change in Control	2,106,497	(2)	836,678	189,804	(5)	168,010	—	3,300,989
David J. Lindsay
Death	—		449,858	964,122	(5)	—	—	1,413,980
Disability	—		449,858	964,122	(5)	—	—	1,413,980
Retirement	—		—	964,122	(5)	—	—	964,122
Voluntary	—		—	964,122	(5)	—	—	964,122
Involuntary (for Cause)	—		—	964,122	(5)	—	—	964,122
Without Cause or for Good Reason	250,000	(1)		964,122	(5)	—		1,214,122
Change in Control	1,329,482	(2)	449,858	1,347,808	(8)	—		3,323,931

Name	Severance Pay ($)		Equity with Accelerated Vesting(3),(4) ($)	Retirement Plan Benefits: Pension Plan (Qualified & Executive Retirement Plan) ($)	Continued Perquisites and Benefits(7) ($)	Excise Tax Gross-Up ($)	Total ($)
Richard M. Wolfson
Death	—		529,727	—	—	—	529,727
Disability	—		529,727	—	—	—	529,727
Retirement	—		—	—	—	—	—
Voluntary	—		—	—	—	—	—
Involuntary (for Cause)	—		—	—	—	—	—
Without Cause or for Good Reason	282,000	(1)	—	—	—	—	282,000
Change in Control	1,597,943	(2)	529,727	—	174,271	751,421	3,053,362

(1)	Amount represents one year of base pay. No executive has a contractual right to severance and the Company does not have a formal severance pay plan. However, past practice suggests one year would be the maximum payment. This likely would be paid in accordance with the Company’s regular payroll practices (i.e., every two weeks and not in lump sum).
(2)	Amount represents three times the sum of (a) base salary in effect at the time of termination and (b) the average annual incentive plan payment paid to the executive over the immediately preceding three years or the executive’s target annual incentive for the year of termination, whichever is higher. These amounts would be paid in a lump sum to the executive.
(3)	Amounts in this column represent the value of accelerating the vesting on unvested stock options and restricted stock units based on the Company’s closing stock price, $46.38 per share on November 30, 2012, the last trading day of fiscal 2012.

Mr. Johnson retired on November 30, 2012, after a highly successful career with the Company that lasted more than 20 years. Pursuant to the terms of the Company's standard-form equity grant agreements, all unvested equity grants (i.e., restricted stock units and stock options) immediately vest upon a grantee's retirement on or after the age of 60. The $3,082,052 shown in this column for Mr. Johnson is the sum of (i) $1,569,600, the value of the 300,000 unvested options held by Mr. Johnson which vested immediately upon his retirement on November 30, 2012, and (ii) $1,512,412, the value of the 32,610 unvested restricted stock units held by Mr. Johnson which vested in full upon his retirement on November 30, 2012 (notwithstanding that Mr. Johnson was required to defer receipt of the shares underlying these restricted stock units until May 30, 2013 to comply with 409A). The value of these stock options is equal to(i) the number of stock options that vested upon Mr. Johnson's retirement multiplied by(ii) the difference between the exercise price of the stock options that vested and $46.38, the closing price of the Company's stock on November 30, 2012. The value of these restricted stock units is equal to the number of units that vested upon Mr. Johnson's retirement multiplied by $46.38, the closing price of the Company's stock on November 30, 2012.

(4)	Stock options and restricted stock units vest upon an employee’s retirement after he or she turns 60. No executive officer other than Mr. Johnson was 60 prior to the end of the fiscal year.
(5)	Represents the present value at the end of fiscal 2012 of the Supplemental Pension/Executive Retirement Plan's lump sum benefit payable at normal retirement (age 65) plus the present value of the Pension Trust. These amounts are reflected in full in the Pension Benefits for Fiscal Year 2012 table included earlier in this Proxy Statement under the rows “Pension Trust” and “Supplemental Pension Plan” for Mr. Ferrise and Mr. Lindsay. These amounts do not include, as permitted by Item 402(j) of Regulation S-K, any amounts included under the “Aggregate Balance at Last FYE” column of the Nonqualified Deferred Compensation in Fiscal 2012 table included earlier in this Proxy Statement for Messrs. Ferrise and Lindsay.
(6)	On December 3, 2012, Mr. Johnson received $13,524,319, representing approximately 64% of the lump sum benefit payable to him under the Executive Retirement Plan. Due to restrictions imposed by 409A,

Mr. Johnson was required to wait six months following his retirement to collect the remaining approximately 36%, equal to $7,631,415, which he will receive on June 3, 2013, approximately halfway through the Company's 2013 fiscal year. These two amounts add up to $21,155,734, and represent the total that Mr. Johnson will receive under the Executive Retirement Plan. The $22,102,663 shown in the table above is the sum of (i) the $21,155,734 payable to Mr. Johnson under the Executive Retirement Plan, and (ii) $946,929, which is the present value as of the end the Company’s fiscal year of the retirement benefits payable to Mr. Johnson under the Pension Trust. All of the foregoing amounts are reflected in full in the Pension Benefits for Fiscal Year 2012 table included earlier in this Proxy Statement under the rows “Pension Trust” and “Supplemental Pension Plan/Executive Retirement Plans” for Mr. Johnson. The $22,102,663 does not include, as permitted by Item 402(j) of Regulation S-K, any amounts included under the “Aggregate Balance at Last FYE” column of the Nonqualified Deferred Compensation in Fiscal 2012 table included earlier in this Proxy Statement for Mr. Johnson.
(7)	Represents the value (equal to the expense recognized by the Company in the preparation of its financial statements) of continued coverage for three years for the following benefits: (i) medical and dental; (ii) life insurance; (iii) long-term disability; (iv) 401(k) match; (v) company car; (vi) financial planning services; and (vii) executive physical.
(8)	Mr. Lindsay is credited with three additional years of service for purpose of calculating the benefit payable to him under the Supplemental Retirement Plan in the event of a change in control in accordance with the terms of his CIC Agreement.

Equity Compensation Plan Information

The following table sets forth aggregated information about the Company’s 2009 Incentive Plan as of the last day of fiscal 2012, the only Company plan under which equity securities of the Company are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,077,096	(1)	$36.09	(2)	1,697,226	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	3,077,096	(1)	$36.09	(2)	1,697,226	(3)

(1)	Includes 3,037,151 vested and unvested stock options and 39,945 unvested restricted stock units. Restricted stock units which have vested but the receipt of which has been deferred by the recipient are not included. Shares available under the 2009 Incentive Plan are reduced by one (1) share for each full-value award (i.e., restricted stock unit) granted and by one and seven tenths (1.7) for each stock option granted.
(2)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding unvested restricted stock units, which have no exercise price.
(3)	An additional 385,000 stock options and 23,624 restricted stock units were granted on December 17, 2012, i.e., after the end of fiscal 2012, which are not included in the figures set forth above.

REPORT OF THE AUDIT COMMITTEE

The Company’s Board of Directors’ Audit Committee is comprised of five directors, all of whom are independent as such term is defined in the listing standards of the NYSE and the rules and regulations of the SEC applicable to audit committees. The Audit Committee reviews the Company’s financial reporting process and its system of internal financial controls on behalf of the Board of Directors. Management of the Company has the primary responsibility for the financial statements and the reporting processes of the Company, including the system of internal controls, the presentation of the financial statements and the integrity of the financial statements. Management has represented to the Audit Committee that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and that its internal controls over financial reporting were effective as of December 1, 2012. The Company’s auditors, PricewaterhouseCoopers LLP, are engaged to audit the Company’s financial statements and to express an opinion on the conformity of such audited financial statements to GAAP and on the effectiveness of the Company’s internal controls over financial reporting. Members of the Audit Committee rely on the information provided to them and on the representations made by management and the information, representations, opinions and communications of the Company’s auditors.

In this context, the Audit Committee has reviewed and discussed the Company’s system of internal controls over financial reporting and its audited financial statements with management and the Company’s auditors. The Audit Committee has discussed with the Company’s auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. In addition, the Audit Committee has received from the Company’s auditors the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the auditor’s communications with the Audit Committee concerning independence, and discussed with the auditors their independence from the Company and its management. While the activities of the Audit Committee are designed to provide an additional level of review, such activities cannot provide absolute assurance that the audit of the Company’s financial statements and of the effectiveness of the Company’s internal controls over financial reporting has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with GAAP or that the Company’s auditors are in fact independent.

In reliance on the reviews and discussions referred to above and subject to the limitations set forth above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 1, 2012, for filing with the SEC.

Audit Committee
Robert J. Burgstahler, Chairman
J. Marc Adam
Paul Donovan
Philip R. Lochner, Jr.
James L. Packard

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL NO. 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The shareholders of the Company are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement. While this shareholder vote on executive compensation is an advisory vote that is not binding on the Company or the Board of Directors, the Company values the opinions of its shareholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the Company's executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive the Company's strategic direction and achieve annual and long-term performance necessary to create shareholder value. The program also seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives.

The Company's practice of placing a significant portion of each executive's compensation at-risk demonstrates this pay-for-performance philosophy. In fiscal 2012, at least 50% of the target 2012 compensation level (i.e., compensation other than changes in pension value and deferred compensation) of each individual who was an executive officer of the Company was in the form of “at-risk” elements (i.e., incentive cash compensation, stock options and restricted stock units). For the Company’s Chief Executive Officer during fiscal 2012, Mr. Conway, this figure was approximately 63%.

Additionally, the Company’s compensation programs are objective, transparent and do not tend to materially change from year to year. While the Committee and the Company retain discretion to alter these programs and to introduce new ones, they exercise this discretion infrequently, and did not do so in fiscal 2012. Similarly, there were no changes to the Company’s compensation programs between fiscal years 2011 and 2012. Generally speaking, the Company follows a conservative compensation philosophy that values long-term service and demonstrated performance.

This conservative philosophy is reflected in the approach that the Board has taken with respect to Mr. Conway's compensation. Not only did the Board set Mr. Conway's total target compensation for fiscal 2012 at a level below the 25th percentile of chief executive officers in the Company's peer group and survey data, but the Board continued with this conservative philosophy in fiscal 2013. Despite there being an increase in the various elements of Mr. Conway's compensation program, Mr. Conway's fiscal 2013 target compensation levels remain well below median when compared to the Company’s peer group and survey data. Similarly, Mr. Conway has not been not granted an employment agreement or allowed to participate in any of the Company's retirement plans other than the New 401(k) plan available to all Company employees.

The same approach has been taken with respect to Mr. Fallon and Mr. Wolfson in their roles as Chief Financial Officer and General Counsel, respectively. The Company required these individuals to demonstrate several years of performance before moving their compensation into the median range. In the case of Mr. Fallon, his total target compensation remains well below median of both peer group and survey data.

The Company believes in fiscal 2012 was a good year in many areas, and that the compensation paid to the executive officers for their service during fiscal 2012 was appropriate in light of the Company’s achievements, including the following:

•	The Company successfully managed a significant transition in leadership from Mr. Johnson to Mr. Conway.
•	Earnings per share tied the highest in the Company’s history, and were the highest in history for a 52-week year.
•	The Company’s 16.3% operating margin was the highest in twenty years, and our marketing and sales expense (which many companies refer to as SG&A) as a percentage of sales declined to 17.6%, the lowest level in five years, thus demonstrating management’s commitment to maintaining strict cost discipline.

•	Although net sales were 0.4% lower than in fiscal 2011, this reflects (i) the fact fiscal 2012 was a 52-week year whereas fiscal 2011 had 53 weeks, (ii) the negative impact of foreign currency exchange rates in fiscal 2012 and (iii) significant sales declines in our Packaging segment. Controlling for these factors, sales in our Engine/Mobile Filtration and Industrial/Environmental Filtration segments actually increased approximately 4% on a collective basis over fiscal 2011.
•	Net cash provided by operating activities grew by 14% to $135.9 million, and total cash returned to shareholders increased 21% to $62.2 million through increased share repurchases and an increase of 12.5% in our regular quarterly dividend from 12 cents per share to 13.5 cents per share, commencing the fourth quarter of fiscal 2012.

Notwithstanding these achievements, the Company did not grow sales as much as it had hoped in its Engine/Mobile segments, and this, combined with the sales declines in the Company’s Packaging segment, meant that the Company failed to meet its targeted CVA performance in fiscal 2012. Consequently, all of the named executive officers received significantly lower cash incentive bonuses in respect of fiscal 2012 than they received in respect of fiscal 2011. The Company believes that this result exemplifies its commitment to pay for performance.

In light of the above, the Company believes that its compensation of the named executive officers for fiscal 2012 was appropriate and reasonable, and that its compensation programs and practices are sound and in the best interest of the Company and its shareholders.

Vote Required.  Stockholders are being asked to vote on the following resolution (“Resolution”):

RESOLVED, that the stockholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this Proxy Statement.

This advisory vote shall be approved if it receives the affirmative vote of a majority of shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote with respect to this proposal. As noted earlier in this Proxy Statement, broker non-votes will not affect the outcome of this proposal, and abstentions will be equivalent to a vote against this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR the Resolution.

The Board of Directors recommends a vote FOR the Resolution.

PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Information About Our Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers, LLP (“PWC”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for fiscal year 2013. PWC (or its predecessor firms) has been the independent registered public accounting firm for the Company for over 80 years. Notwithstanding PWC’s selection, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. The submission of this matter for approval by stockholders is not legally required; however, the Board of Directors believes that seeking stockholder ratification of the selection of the independent registered accounting firm is good corporate practice. If the appointment is not ratified by our stockholders, the Audit Committee will consider whether it should appoint another independent registered public accounting firm. A representative of PWC is expected to be present at the 2013 Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and will respond to appropriate questions from stockholders.

Amounts Paid to PricewaterhouseCoopers LLP

The following table presents fees for professional services rendered by PWC for the audit of the Company’s consolidated financial statements as of and for the fiscal years ended December 1, 2012 and December 3, 2011, and fees billed for other services rendered by PWC during those periods. All numbers have been rounded to the nearest thousand, and any failure to sum correctly on the “Total” line is due to such rounding.

	Years Ended
	December 1, 2012		December 3, 2011
Audit Fees	$1,484,000		$1,436,000
Audit-Related Fees	$10,000		0
Tax Fees	$12,000	(1)	$33,000	(1)
All other Fees	0		0
Total	$1,506,000		$1,469,000

(1)	For tax work in connection with certain of the Company’s European subsidiaries.

Audit Committee Pre-Approval Process

The charter of the Audit Committee provides that the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditors and must approve in advance any non-audit services to be performed by the independent auditors. The Audit Committee reviews each proposed engagement to determine whether the provision of services is compatible with maintaining the independence of the independent auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. All of the fees shown above were pre-approved by the Audit Committee.

Vote Required

A shareholder may mark the accompanying form of proxy to (i) vote for the ratification of the appointment of PWC, (ii) abstain from voting, or (iii) vote against the ratification of the appointment of PWC. If a quorum is present at the Annual Meeting, ratification of the appointment of PWC requires the affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy at the meeting and entitled to vote with respect to the ratification of the appointment of PWC. Shares represented by proxies which are marked to indicate abstention from this matter will be considered as present and entitled to vote and will therefore be equivalent to a vote against the ratification of PWC’s appointment.

The ratification of the appointment of PWC is a routine matter and may be voted upon by banks, brokerage firms or other nominees without instruction from the beneficial owner of such shares. Consequently, proxies submitted by banks, brokerage firms or other nominees for shares beneficially owned by other persons may, in the absence of specific instructions from such beneficial owners, vote the shares for or against the ratification of the appointment of PWC at the discretion of the bank, brokerage firm or other nominee. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR the ratification of the selection of in accordance with the Board of Directors’ recommendation below.

The Board of Directors recommends a vote FOR the ratification of the selection of PWC.

MISCELLANEOUS

Internet Website

The Company’s Internet address is www.clarcor.com. The Company makes available, free of charge, on this website, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such forms are electronically filed with the SEC. In addition, the following corporate governance documents can be found on the Corporate Governance section of this website: (a) charters for the Audit Committee, the Director Affairs/Corporate Governance Committee and the Compensation Committee of the Board of Directors; (b) Code of Conduct; (c) Code of Ethics for Chief Executive Officer and Senior Financial Officers; (d) Corporate Governance Guidelines; (e) Disclosure Controls and Procedures; (f) Procedures Regarding Reports of Misconduct or Alleged Misconduct; (g) the Company’s Insider Trading Policy; and (h) the Company’s By-laws. Copies of all of these documents can also be obtained, free of charge, upon written request to the Corporate Secretary, CLARCOR Inc., 840 Crescent Centre Drive, Suite 600, Franklin, TN 37067.

As indicated on the introductory pages to this Proxy Statement, this Proxy Statement and all attachments are available free of charge at: www.clarcorproxy.com.

Proposals of Security Holders for 2014 Annual Meeting of Shareholders

Under the rules and regulations of the SEC, any proposal which a shareholder of the Company intends to present at the Annual Meeting of Shareholders to be held in 2014 and which such shareholder desires to have included in the Company’s proxy materials for such meeting must be received by the Secretary of the Company not less than 120 calendar days before the anniversary date of this year’s proxy statement, or October 20, 2013. If a shareholder wishes to present a proposal at the Annual Meeting of Shareholders to be held in 2014 but not include it in the Company’s proxy materials or submit a nomination for director, under the Company’s By-Laws such proposal must be received by the Secretary of the Company not less than 120 days nor more than 150 days prior to the anniversary date of this year’s Annual Meeting. Since the Annual Meeting of Shareholders of the Company will be held on March 26, 2013, written notice of any such proposal must be received by the Company no earlier than October 27, 2013 and no later than November 26, 2013. In addition, such proposal must meet certain other requirements that are set forth in the Company’s By-Laws. A copy of the Company’s By-Laws may be obtained on the Company’s website or without charge from the Secretary of the Company.

Expense of Solicitation of Proxies

The expense of solicitation of proxies, including printing and postage, will be paid by the Company. In addition to the use of the mail, proxies may be solicited personally, or by telephone, by officers and regular employees of the Company. The Company has employed Georgeson, Inc. to solicit proxies for the Annual Meeting from brokers, bank nominees and other institutional holders. The Company has agreed to pay $1,250 plus the out-of-pocket expenses of Georgeson, Inc., for these services. The Company will reimburse brokers and other persons holding stock in their names, or in the name of nominees, for their expenses for sending proxy materials to principals and obtaining their proxies.

By Order of the Board of Directors

/s/ Richard M. Wolfson,

Richard M. Wolfson,

Secretary

Franklin, Tennessee
February 19, 2013

CLARCOR

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m. EST on March 26, 2013.

Vote by Internet

- Go to **www.investorvote.com/CLC**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Withhold
01 - Robert J. Burgstahler	☐	☐
02 - Paul Donovan	☐	☐
03 - Christopher L. Conway	☐	☐

+

Proposal	For	Against	Abstain
2. Say on Pay - An advisory non-binding vote on the approval of executive compensation.	☐	☐	☐
3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending November 30, 2013.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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YOUR VOTE IS IMPORTANT!

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CLARCOR

Proxy / Voting Instruction Card — CLARCOR Inc.

CLARCOR INC.

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on March 26, 2013

The undersigned hereby appoints MARK A. EMKES and ROBERT H. JENKINS, or any one or more of them, acting alone if only one shall be present, or jointly if more than one shall be present, the true and lawful attorneys of the undersigned, with power of substitution, to vote as proxies for the undersigned at the Annual Meeting of Shareholders of CLARCOR Inc. (the "Company") to be held at the Hilton Naples Florida Hotel, 5111 Tamiami Trail North, Naples, FL 34103, on Tuesday, March 26, 2013 at 9:00 a.m., Eastern Time, and all adjournments or postponements thereof, all shares of Common Stock which the undersigned would be entitled to vote and all as fully and with the same effect as the undersigned could do if then personally present.

Receipt is acknowledged of the Company's Annual Report to Shareholders for the fiscal year ended December 1, 2012, and the Notice and Proxy Statement for the above Annual Meeting.

The Company is aware of three matters to be voted upon at this Annual Meeting: (i) the election of directors — the nominees are Robert J. Burgstahler, Paul Donovan, and Christopher L. Conway; (ii) a non-binding advisory vote on the Company's executive compensation; and (iii) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending November 30, 2013.

You are encouraged to specify your choices by marking the appropriate boxes (see reverse side), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. If a vote is not specified, the proxies named above will vote FOR the nominees for election as Directors, FOR the approval of the Company's executive compensation, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending November 30, 2013. The proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side)